Exhibit 2.1

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Date:      06 November    2020

The persons listed in part 1 of Schedule 1 as Sellers Matthew Whitton as the Optionholder Wayside Technology UK Holdings Limited as Buyer Wayside Technology Group, Inc. as Guarantor

Share Purchase Agreement

For the purchase of the entire issued share capital of CDF Group Limited

Fieldfisher Riverbank House 2 Swan Lane London EC4R 3TT

SCHEDULE 3	26
Adjustments to Consideration	26
SCHEDULE 4	27
Completion obligations	27
SCHEDULE 5	29
Warranties	29
Part 1	29
Fundamental Warranties	29
Part 2	31
Business Warranties	31
Part 3	54
Tax Warranties	54
SCHEDULE 6	59
Buyer Warranties	59
SCHEDULE 7	61
Guarantor Warranties	61
SCHEDULE 8	63
Tax Covenant	63
SCHEDULE 9	76
Limitations on Liability	76
SCHEDULE 10	81
Escrow Account	81

Agreed form documents

1.             Disclosure Letter

2.             Power of attorneys

3.             Resignation letters of directors

4.             Lost share certificate indemnities

5.             Option Documents

6.             Settlement Agreements

7.             Estimated Completion Accounts

8.             Escrow Agreement

9.             Escrow Fee Letter

[***]

THIS AGREEMENT is made as a deed on the ……6……… day of … November…… 2020

BETWEEN:

(1)          Those persons whose names and addresses are set out in Part 1 of Schedule 1 (the "Sellers");

(2)          MATTHEW WHITTON of 8 Hill Park Road, Newton Abbot, Devon TQ12 1NU (the "Optionholder")

(3)          WAYSIDE TECHNOLOGY UK HOLDINGS LIMITED, a company registered in England (company registration no. 12929671) whose registered office is at c/o Fieldfisher LLP, Riverbank House, 2 Swan Lane, London, United Kingdom EC4R 3TT (the "Buyer"); and

(4)          WAYSIDE TECHNOLOGY GROUP, INC., a company registered in Delaware (company registration no. 13-3136104) whose registered office is at 4 Industrial Way West, Eatontown, United States, NJ 07724 (the "Guarantor").

BACKGROUND:

(A)          The Sellers and the Optionholder have agreed to sell and the Buyer has agreed to buy the whole of the issued share capital of the Company (as defined below) subject to the terms and conditions of this Agreement (the "Transaction").

IT IS AGREED:

1.            Definitions and interpretation

1.1          In this Agreement:

[***];

"A Ordinary Shares" means the A ordinary shares of £0.01 each in the capital of the Company;

"Accounts" means the individual audited annual accounts and reports of the Company and the consolidated audited annual accounts and reports of the Group as at and to the Accounts Date included and identified as such in the Disclosure Bundle;

"Accounts Date" means 30 June 2020;

"Acquinex Policy" means the warranty and indemnity insurance policy underwritten by Acquinex Limited in favour of the Buyer on the Completion Date;

"Applicable Laws" means all laws, regulations, directives, statutes, subordinate legislation, common law and civil codes of any jurisdiction, all judgments, orders, notices, instructions, decisions and awards of any court or competent authority or tribunal exercising statutory or delegated powers and all codes of practice having force of law, statutory guidance and policy notes, in each case to the extent applicable to the parties or any of them, any Group Company, or as the context requires;

"Appropriate Proportion" means:

(a)          in relation to each Seller, the percentage that is set opposite his or her name in column (6) of part 1 of Schedule 1; and

(b)          in relation to the Optionholder, the percentage that is set opposite his name in column (6) of part 2 of Schedule 1;

"B Ordinary Shares" means the B ordinary shares of £0.01 each in the capital of the Company;

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for non-automated general business in London;

"Business Warranties" means the warranties given by the Warrantors in Clause 8.2 and set out in Part 2 of Schedule 5;

"Business Warranty Claim" means a claim for a breach of any of the Business Warranties;

"Businesses" means the businesses being carried out by the Group Companies at Completion;

"Buyer Group" means the Buyer and each undertaking which is at the relevant time a subsidiary undertaking or a parent undertaking of the Buyer, or a subsidiary undertaking of any such parent undertaking (including, at and following Completion, the Company and the Subsidiaries);

"Buyer's Relief" has the meaning ascribed to that term in the Tax Covenant;

"Buyer's Solicitors" means Fieldfisher LLP of Riverbank House, 2 Swan Lane, London EC4R 3TT;

"C Ordinary Shares" means the C ordinary shares of £0.01 each in the capital of the Company;

"Cash" means the aggregate amount of the following:

(a)          all cash at bank and in hand at the Completion Accounts Date, and cash standing to the credit of an account with a bank or other financial institution where such bank accounts are held in the name of any Group Company, or to which any Group Company is beneficially entitled at the Completion Accounts Date, together with accrued interest receivable thereon;

(b)          cash equivalents at the Completion Accounts Date which are capable of being converted to cash which is capable of being spent, distributed, loaned or released by the Group within five Business Days;

(c)          (except to the extent to which such amounts have been taken into account in paragraph (a) or (b) above or in net corporation tax payable included in Debt), receivable research and development tax credits to which any Group Company is entitled for the financial year ending 30 June 2018, for the financial year ending 30 June 2019, the financial year ending 30 June 2020 and an estimate of the receivable research and development tax credits to which any Group Company will be entitled for the part of the financial year beginning on 1 July 2020 and ending on 31 October 2020; and

(d)          any other items stated as being cash like items or an addition to cash in the specific accounting policies set out in Part 3 of Schedule 3 (provided that there shall be no double counting of an item referred to in limbs (a) to (c) and this limb (d));

"Claim" means any and all Business Warranty Claims, Fundamental Warranty Claims and Tax Claims, but excluding any Leakage Claim;

"Company" means CDF Group Ltd, a private limited company incorporated in England, further details of which are set out in Schedule 2;

"Completion" means completion of the sale and purchase of the Sale Shares in accordance with Clause 4 (Completion);

"Completion Accounts" shall have the meaning ascribed to such term in Schedule 3;

"Completion Accounts Date" means 31 October 2020;

"Completion Consideration" means the Estimated Completion Consideration as adjusted in accordance with Part 1 of Schedule 3;

"Completion Date" means the date of this Agreement;

"Completion Payment" shall have the meaning ascribed to such term in Clause 3.2(a);

"Connected Party" means, in relation to any person, a person connected with that person at the relevant time within the meaning of section 1122 of the Corporation Tax Act 2010 provided that for the purposes of Clause 4 (i) no Group Company shall be treated to be a Connected Party of a Seller and (ii) a Seller shall not be treated a as a Connected Party of another Seller solely by reason of his holding of shares;

"Consideration" means the consideration for the Sale Shares specified in Clause 3;

"Data Room" the online data room relating to the Group which is hosted by Zoho Workdrive and made available to the Buyer and its advisers;

"Debt" means the aggregate of the following liabilities:

(a)          financial debt and other debt owed by the Group at the Completion Accounts Date, together with unpaid accrued interest thereon;

(b)          unpaid proposed dividends or dividends that have been declared but unpaid in each case where payable after the Completion Accounts Date other than to the extent payable to another Group Company;

(c)          the fair value losses of any obligations under exchange rate contracts;

(d)          the fair value of any interest rate protection agreements or other hedging or derivatives arrangements, any obligations to reimburse the issuer of any letter of credit (where the issuer has made payment on such letter of credit);

(e)          in so far as they have been crystalized such that an actual liability to make a payment exists, surety bond, performance bond or other guarantee of contractual performance, any guarantee, counterindemnity, indemnity or similar assurance against the financial loss of any other person;

(f)          any amount in respect of the sale or discounting of the Group's rights or assets in return for funding in the nature of finance;

(g)          additional unavoidable costs or deductions which would be required to be incurred by the Group in order for Cash to be made accessible within a period of five Business Days;

(h)          any fees and expenses (including legal, accounting and other professional fees and expenses) incurred by the Group in connection with the Transaction to the extent not paid as of the Completion Accounts Date;

(i)            deferred or contingent consideration payable;

(j)           the Employee Pension Payments (including any Tax or costs payable by a Group Company in relation to the same); and

(k)          net corporation tax payable, or its equivalent in applicable jurisdictions

(l)           any other items stated as being debt like items or a reduction to cash in the specific accounting policies set out in Part 2 of Schedule 3 (provided that there shall be no double counting of an item referred to in limbs (a) to (k) and this limb (l));

"Disclosed" means fairly disclosed in the Disclosure Letter, with sufficient details to enable a reasonable Buyer to identify the nature and scope of the matter disclosed in the Disclosure Letter;

"Disclosure Bundle" means the documents and information contained in the Data Room, attached to the Disclosure Letter and copied on a USB stick;

"Disclosure Letter" means the letter from the Warrantors to the Buyer, together with the Disclosure Bundle  with the same date as this Agreement which states that it is the disclosure letter referred to in this Agreement;

"Employee Pension Payments" means the pension contributions to be made by the Company  to certain employee's pension schemes as follows:

(a)          [***];

(b)          [***]; and

(c)          [***];

"Escrow Account" means the bank account to be opened and maintained in accordance with Schedule 10;

"Escrow Agreement" means the agreement, in the agreed form, between Wilmington Trust (London) Ltd, the Guarantor, the Buyer and the Sellers' Representative  relating to the Escrow Account;

"Escrow Amount" means an amount equal to the sum of the Working Capital Escrow Amount and the Excess Escrow Amount;

"Escrow Fee Letter" means the escrow fee letter referred to in the Escrow Agreement, to be entered into by the Guarantor, the Buyer, the Sellers' Representative and the Escrow Agent;

"Escrow Payment" shall have the meaning ascribed to such term in Clause 3.2(b);

"Estimated Cash" means the Sellers' estimate of Cash as at the Completion Accounts Date, as stated in the Estimated Completion Accounts;

"Estimated Cash Balance" means an amount equal to the Estimated Cash less the Estimated Debt stated in the Estimated Completion Accounts;

"Estimated Completion Accounts" shall have the meaning ascribed to such term in Clause 3.5(a);

"Estimated Completion Consideration" means an amount equal to (£13,250,000 + A + C) - B,

Where:

A = the sum of: (i) the Estimated Cash Balance and (ii) the amount by which the Estimated Working Capital exceeds the Target Working Capital Amount, if any;

B = the sum of: (i) the Escrow Amount, (ii) the amount by which the Target Working Capital exceeds the Estimated Working Capital, if any and (iii) the W&I Policies Costs; and

C = the sum of: (i) October Accrued Profit Amount and (ii) the November Accrued Profit Amount;

"Estimated Debt " means the Sellers' estimate of Debt as at the Completion Accounts Date, as stated in the Estimated Completion Accounts;

"Estimated Working Capital" means the Sellers' estimate of Working Capital as at the Completion Accounts Date, as stated in the Estimated Completion Accounts;

"Excess Escrow Amount" means [***];

"Fundamental Warranties" means the warranties given by the Sellers and the Optionholder in Clause 8.1 and set out in Part 1 of Schedule 5;

"Fundamental Warranty Claim" means a claim for a breach of the Fundamental Warranties;

"Group" means the Company and the Subsidiaries;

"Group Company" means any one of the Company and the Subsidiaries;

"ITEPA 2003" means the Income Tax (Earnings and Pensions) Act 2003;

"Key Employee" any person engaged by a Group Company at Completion in a managerial role or as business team leader;

"Leakage" means any of the following occurring in the period from (and excluding) the Completion Accounts Date to and including the Completion Date::

(a)          any payment of principal of, or interest on, any loan, or any dividend or distribution declared, paid or made, or any repurchase, redemption or return of capital made, or any agreement or obligation to do any of the foregoing, in each case by any Group Company to any of the Sellers or their Connected Parties;

(b)          any payments (including management fees, consulting fees, monitoring fees, directors' fees, licence fees or royalties) made to, or any assets transferred to, or liabilities (actual or contingent) assumed or incurred for the benefit of, or indemnification given to, any of the Sellers or their Connected Parties by any Group Company, or any agreement or arrangement to do any of the foregoing;

(c)          the forgiving, waiver, or agreement to forgive or waive (whether conditional or not) by any Group Company of an amount owed to that Group Company by, or any claims (or part thereof) or rights of that Group Company against, any of the Sellers or their Connected Parties;

(d)          any payments made or agreed to be made by any Group Company to any of the Sellers or their Connected Parties in respect of the issuance of any securities by any Group Company;

(e)          any bonuses paid or agreed to be paid, to any Employee or officer of a Group Company, or to any spouse or family member of any such Employee or officer, or to any trust to which any such person is the beneficiary in connection with the transaction contemplated by this Agreement;

(f)          the payment by any Group Company, or the agreement to pay by any Group Company, of any fees, costs, expenses, or other amount in connection with any of the matters referred to above; and

(g)          any liability of any Group Company to Tax in connection with any of the matters referred to above (except to the extent to which such liability is included in paragraph (f) above),

but does not include any Permitted Leakage Payment;

Leakage Claim" means a claim under Clause 4 of this Agreement;

"Notice of Transaction" means (i) the  notice of the Transaction from the Company to the Optionholder and (ii) the notice of the Transaction from the Company to Jane Silk;

"November Accrued Profit Amount" means [***];

"October Accrued Profit Amount" means [***];

"Option Documents" means the Option Exercise Notice, section 431 election, Notice of Transaction, in each case in the agreed form;

"Option Exercise Notice" means the notice of exercise of the Option Shares;

"Option Shares" means the shares comprising the vested part of options to subscribe for C Ordinary Shares in the Company granted by the Company;

"Optionholder Shares" means the 272 C Ordinary Shares agreed to be sold by the Optionholder pursuant to Agreement;

Permitted Leakage Payment" means:

(a)          any matter expressly provided for in (including any payments permitted by the terms of) this Agreement or a Transaction Document;

(b)          any matter undertaken at the written request of the Buyer to the extent that such written request specifies that such amount is to be treated as a Permitted Leakage Payment;

(c)          the Employee Pension Payments;

(d)          the payments or accruals of salary, directors' fees, bonuses, benefits, and/or expenses made to or for the benefit of any of the Sellers or their Connected Parties as employees or directors or consultants of the Group provided that such payments are in the ordinary and usual course of business in respect of services rendered to the Group prior to Completion; and

(e)          any amount which would otherwise constitute Leakage which is specifically provided for or listed in the Completion Accounts;

(f)          any Tax in respect of or in consequence of any of the matters referred to in paragraphs (a)to (e) above (provided that, in the case of Tax in respect of the Employee Pensions Payments, any Tax which exceeds that provided for in the Completion Accounts shall not be Permitted Leakage);

"Sale Shares" means (i) the 28,923 A Ordinary Shares and 3,732 B Ordinary Shares in the capital of the Company agreed to be sold by the Sellers under this Agreement and (ii) the Optionholder Shares agreed to be sold by the Optionholder under this Agreement;

"Sellers' Representative" means Charles Cook-Hurle or such other person as may be appointed as the Sellers' Representative pursuant to Clause 14;

"Sellers' Solicitors" means Pinsent Masons LLP of 30 Crown Place, Earl Place, London EC2A 4ES;

"Settlement Agreements" means the settlement agreements, in the agreed form, between the Company and each of Charles Cooke-Hurle, Juliet Collis and Sean Wilson;

"Subsidiaries" means the subsidiary undertakings of the Company as at the date of this Agreement;

"Target Cash Balance" means the sum of: (i) the Estimated Cash Balance and (ii) the October Accrued Profit Amount;

"Target Working Capital" means negative [***];

"Tax" has the meaning ascribed to that term in the Tax Covenant;

"Tax Claim" means a claim for a breach of the Tax Warranties or a claim under the Tax Covenant;

"Tax Covenant" means the covenants and other obligations of the Sellers set out in Schedule 8;

"Tax Warranties" means the warranties given by the Warrantors and set out in Part 3 of Schedule 5;

"Tax Warranty Claim" means a claim for breach of any of the Tax Warranties;

"Third Parties Act" means the Contracts (Rights of Third Parties) Act 1999;

"Transaction Documents" means the Disclosure Letter, the Option Documents, the Escrow Agreement and the Settlement Agreements;

"Transaction Insurance Policy" means the transaction insurance policy in favour of the Buyer with the policy number [***];

"Warranties" means the Business Warranties, the Fundamental Warranties and the Tax Warranties;

"Warrantors" means each of Charles Cooke-Hurle, Andrew King, Juliet Collis and Sean Wilson;

"Working Capital" means the sum, whether positive, negative or nil, representing the aggregate current assets (save for those included within Cash) less the aggregate current liabilities (save for those included within Debt) and including Working Capital adjustments in the Completion Accounts at Schedule 3, of the Group as at the Completion Accounts Date;

"Working Capital Escrow Amount" means [***];

"W&I Insurers" means each of Acquinex Limited and the underwriting insurer for the Transaction Insurance Policy;

"W&I Policies" means (1) the Acquinex Policy and (2) the Transaction Insurance Policy; and

"W&I Policies Costs" means the sum of [***] being the Sellers' proportion of the policy premium (inclusive of insurance premium tax) and associated costs paid by the Buyer to the W&I Insurers in connection with the implementation of the W&I Policies.

1.2         In this Agreement, unless the context otherwise requires, any reference to:

(a)          any legislation in the Warranties (and definitions of defined terms when used in the Warranties) and the Tax Covenant is to that legislation, any legislation which that legislation re-enacts and any subordinate legislation made under any such legislation, in each case as amended, extended or re-enacted from time to time up to the date of this Agreement;

(b)          any legislation (except where Sub-Clause 1.2(a) applies) is a reference to that legislation and any subordinate legislation made under it as the same may have been amended, extended or re-enacted as at the date of this Agreement;

(c)          Clauses, Sub-Clauses and Schedules refer to clauses and sub-clauses of, and schedules to, this Agreement and to Paragraphs refer to paragraphs of the Schedule in which they appear;

(d)          this Agreement or any other agreement or document are to this Agreement or such other agreement or document as varied, supplemented, restated, renewed, novated or replaced from time to time;

(e)          a "person" includes any individual, any government, state or agency of a state, any legal person and any trust, partnership, association or unincorporated body (whether or not having legal personality) and includes a reference to that person's legal personal representatives and successors;

(f)          any document in the "agreed form" means a document in a form approved by (and for the purpose of identification signed or initialled by or on behalf of) the parties;

(g)          the singular includes the plural and vice versa, and any reference to one gender includes the other genders;

(h)          "written" or "in writing" means the representation of words, in English and capable of being read with the naked eye, on paper or in similar hard copy form or by email;

(i)           an "encumbrance" includes a mortgage, charge, debenture, pledge, lien, assignment by way of security, hypothecation, security interest, equity, right to acquire, option, right of pre-emption, title retention or any other third party right or other security interest, or any other agreement or arrangement having similar effect or any agreement or arrangement to create any of the foregoing; and

(j)          an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing includes, in respect of any jurisdiction other than England, a reference to what most nearly approximates in that jurisdiction to the English legal term and a reference to any legislation includes, in respect of any jurisdiction other than England, a reference to any legislation of that jurisdiction that most nearly corresponds to the legislation referred to.

1.3         In this Agreement:

(a)          the expression "full title guarantee" implies the covenants referable to such expression in the Law of Property (Miscellaneous Provisions) Act 1994 and section 6(2) of that Act shall not apply;

(b)          the expressions "subsidiary undertaking" and "parent undertaking" have the meanings given to them respectively in sections 1161 and 1162 of the Companies Act 2006 (save that for the purposes of subsection (2) of section 1162 an undertaking shall be treated as a member of another undertaking if any shares in that other undertaking are held by a person (or that person's nominee) by way of security or in connection with the taking of security granted by the first undertaking);

(c)          the words "including" and "in particular" (or any similar term) are by way of illustration only and are not to be construed as implying any limitation and general words shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things;

(d)          where a sum, in any currency other than sterling, is required to be expressed in sterling in order to apply any provision of this Agreement, such sum shall be translated into sterling at the spot rate of Lloyds Bank plc, for the purchase of that currency with sterling, immediately before the close of business on the Business Day immediately before the date of this Agreement; and

(e)          any agreement by a party not to do something includes an agreement not to cause or, to the extent it has actual knowledge of it and is within it's power to prevent it, to allow that thing to be done.

2.            Sale of the Sale Shares

2.1         Each Seller and the Optionholder severally agrees to sell, with full title guarantee and free from all encumbrances, and the Buyer agrees to buy the Sale Shares as set opposite the Sellers' and Optionholder's respective names in Schedule 1 (Details of the Sellers and Optionholder), together with all rights attached or accruing to them at the Completion Date.

2.2         Each Seller and the Optionholder severally irrevocably waives (and the Sellers and Optionholder shall procure the irrevocable waiver by any other person of) all restrictions on transfer (including all rights of pre-emption) in relation to the Sale Shares, whether under the articles of association of the Company or otherwise.

2.3         Each Seller and the Optionholder severally shall, with effect from Completion and as long as he remains the registered holder of any of his Sale Shares, hold the relevant Sale Shares and all rights attaching to them in trust for the Buyer and its successors in title and exercise all rights attaching to those shares as directed by the Buyer or its successors in title.

2.4         Each Seller and the Optionholder severally appoints (with effect from Completion) the Buyer as his lawful attorney (with power to delegate) to act in his name and on his behalf in exercising all voting and other rights attaching to the Sale Shares registered in his name.  This power of attorney is given by way of security for the obligations of the relevant Seller and Optionholder as bare nominee of the Sale Shares registered in his name and shall be irrevocable in accordance with section 4 of the Powers of Attorney Act 1971.

3.            Consideration

3.1         Subject to Clauses 3.6 and Schedule 3, as consideration for the Sale Shares under this Agreement, the Buyer shall pay (or procure that there is paid):

(a)          the Completion Consideration; and

(b)          the Escrow Amount,

(together the "Consideration").

3.2         On Completion, the Buyer shall:

(a)          pay an amount equal to the Estimated Completion Consideration in cash to the Sellers and the Optionholder in accordance with Clause 3.4 (the "Completion Payment"); and

(b)          pay an amount equal to the Escrow Amount in cash on Completion to the Escrow Account, to be held and dealt with in accordance with Schedule 10 (Escrow Account) (the "Escrow Payment").

3.3         The Consideration shall be apportioned among the Sellers and the Optionholder in the Appropriate Proportions.

3.4         Any sum to be paid in cash to all or any of the Sellers and the Optionholder pursuant to this Agreement shall be paid in cash by electronic transfer to the Sellers' Solicitors (who are irrevocably authorised by the Sellers and the Optionholder to receive the same and whose receipt shall be an absolute discharge to the Buyer of its obligation to pay the sum in question to the Sellers and the Optionholder) and the Buyer shall not be concerned with the application of any such sum between all or any of the Sellers.

3.5         On the date of this Agreement, the Sellers shall deliver to the Buyer, or in the case of Clause 3.5(b), to the extent that such materials are incapable of being delivered to the Buyer, permit the Buyer access to the Buyer's registered office where the relevant materials are kept:

(a)          a draft consolidated completion balance sheet, prepared in accordance with the principles set out in Part 2 of Schedule 3 and in the format set out in Part 3 of Schedule 3 (the "Estimated Completion Accounts"); and

(b)          a copy of the materials in the Sellers' possession or control which were used to support the preparation of the Estimated Completion Accounts.

3.6         The Estimated Completion Consideration shall be subject to a post-completion adjustment (if any) in accordance with the provision of Schedule 3 which shall be deemed to increase or reduce the Consideration accordingly. The provisions of Schedule 3 (Adjustments to Consideration) and Schedule 10 (Escrow Account) shall have effect from Completion.

4.            Leakage

4.1         Each Seller severally warrants and undertakes to the Buyer in respect of himself and any of his Connected Parties that during the period commencing from (and excluding) the Completion Accounts Date up to (and including) the Completion Date, no Leakage has been directly or indirectly received, or benefitted from, by such Seller or any of his Connected Parties.

4.2         Subject to Clause 4.3, in the event of any breach of Clause 4.1, each Seller agrees to severally undertake to the pay to the Buyer an amount in cash equal to the amount of any such Leakage referred to in Clause 4.1, plus all reasonable costs of recovery incurred by the Buyer or any Group Company in respect of any such Leakage Claim. A claim under this Clause 4.2 shall be the sole remedy available to the Buyer and the Buyer's Group arising (directly or indirectly) from a breach of Clause 4.1.

4.3         The Sellers shall not be liable for any Leakage Claim unless notice in writing of the claim under Clause 4.1 (setting out reasonable details (to the extent available to the Buyer) of the Leakage Claim and the amount claimed) has been given by or on behalf of the Buyer to the Sellers' Representative before the date falling 6 months after Completion.

4.4         The Consideration shall be deemed to be reduced by the amount of any payment made to the Buyer by the Seller pursuant to Clause 4.1.

5.            Employee Pension Payments

5.1         The Buyer undertakes to the Sellers (for themselves and on behalf of the persons entitled to receive such payments) to procure that the Group pays the Employee Pension Payments (in each case net of deductions required by law in respect of income tax and employees' national insurance contributions (and any comparable deductions on account of income tax, national insurance contributions or social security contributions in any other relevant jurisdiction)) to the persons entitled to receive such payments in the course of the next payroll cycle of the Group.

6.            Completion

6.1          Subject to Clause 6.2, Completion shall take place on the date of this Agreement, when the Sellers and the Buyer shall comply with their respective obligations set out in Schedule 4 (Completion obligations).

6.2         The Buyer is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all of the Sale Shares is completed simultaneously.

7.            Guarantee and Indemnity

7.1         In consideration of the Sellers and the Optionholder entering into this Agreement, the Guarantor, at the request of the Buyer, guarantees to the Sellers and the Optionholder and their respective successors, transferees and assigns the due and punctual performance and observance by the Buyer of all the Buyer's obligations arising under this Agreement (“Guaranteed Obligations”).

7.2         If the Buyer defaults on the payment of any amount due and payable to the Sellers and the Optionholder under this Agreement or any of the Transaction Documents, the Guarantor shall:

(a)          (without the need for any demand) perform and discharge the Guaranteed Obligations;

(b)          immediately on demand by the Sellers, unconditionally pay that amount to the Sellers in the manner prescribed in this Agreement as if it were the Buyer; and

(c)          immediately on demand by the Optionholder, unconditionally pay that amount to the Optionholder in the manner prescribed in this Agreement as if it were the Buyer.

7.3         This guarantee is a continuing guarantee and shall extend to the ultimate balance of sums payable by the Buyer under this Agreement and the Transaction Documents, regardless of any intermediate payment or discharge in whole or in part. It shall not be affected by any act, omission, matter or thing which, but for this Clause 7.3 would reduce, release or prejudice any of the Guarantor's obligations under this Clause 6 (without limitation and whether or not known to it or the Seller or the Optionholder).

7.4         If any payment by the Buyer, or any discharge given by the Sellers or Optionholder, is avoided or reduced as a result of insolvency or any similar event, the liability of the Buyer and the Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred and the Sellers and Optionholder shall be entitled to recover the value or amount of that security or payment. The Guarantor waives any right it may have of first requiring the Sellers or Optionholder (or any trustee or agent on their behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 6.

7.5         The Guarantor warrants to the Sellers and the Optionholder that it has not taken or received, and shall not take, exercise or receive the benefit of any rights from or against the Buyer, its liquidator, an administrator, co-guarantor or any other person in connection with any liability of, or payment by, the Guarantor under Clause 6 but:

(a)          if any such rights are taken, exercised or received by the Guarantor, those rights and all monies at any time received or held in respect of those rights shall be held by the Guarantor on trust for the Seller or Optionholder (if applicable) for application in or towards the discharge of the obligations guaranteed under this Clause 6 ;

(b)          on demand by the Sellers, the Guarantor shall promptly transfer, assign or pay to the Seller all other rights and all monies from time to time held on trust by the Guarantor under this Clause 7.5; and

(c)          on demand by the Optionholder, the Guarantor shall promptly transfer, assign or pay to the Optionholder all other rights and all monies from time to time held on trust by the Guarantor under this Clause 7.5.

7.6         The obligations of the Guarantor shall be in addition to and independent of all other security which the Seller and Optionholder may at any time hold in respect of any of the obligations of the Buyer under this agreement.

7.7         As an independent and primary obligation, without prejudice to Clause 7.1 or Clause 7.2, the Guarantor shall indemnify and keep indemnified each Seller and the Optionholder from and against all and any losses suffered or incurred by each Seller and the Optionholder arising from any failure of the Buyer to comply with any of its obligations, or discharge any of its liabilities, under this agreement or through any of the Guaranteed Obligations becoming unenforceable, invalid or illegal (on any grounds, whether known to it or the Buyer or not).

8.            Warranties

Fundamental Warranties

8.1         Subject to the limitations set out in Schedule 9, each Seller and the Optionholder severally warrants to the Buyer in the terms of the Fundamental Warranties as at the date of this Agreement. For the avoidance of doubt, in respect of the Optionholder, references in the Fundamental Warranties to "Seller" shall be construed as the "Optionholder".

8.2         Each of the Fundamental Warranties shall be construed as a separate and independent warranty and except where this Agreement expressly provides otherwise, each Fundamental Warranty is not limited by the other provisions of this Agreement, including the other Fundamental Warranties.

Business Warranties and Tax Warranties

8.3         The Warrantors jointly and severally warrant to the Buyer in the terms of the Business Warranties and the Tax Warranties as at the date of this Agreement which are subject to and qualified by:

(a)          the matters Disclosed;

(b)          the limitations, exclusions and qualifications set out in Schedule 9; and

(c)          in relation to the Tax Warranties, the limitations, exclusions and qualifications set out in the Tax Covenant.

8.4         Subject to Clause 8.3, if any of the Business Warranties or Tax Warranties was untrue or inaccurate as at the date of this Agreement, the Warrantors shall pay to the Buyer an amount equal to the amount that would be necessary to put each Group Company into the position they would have been in if the issue giving rise to the breach of the Business Warranty or Tax Warranty had not occurred. Nothing in this Clause 8.4 shall limit the rights of the Buyer to claim for loss or damage for breach of contract, in respect of any of the Business Warranties or the Tax Warranties, in connection with the subject matter of this Agreement to the extent that this may exceed the amount the Buyer is entitled to receive under this Clause 8.4

8.5         Each of the Business Warranties and the Tax Warranties made in respect of the Company shall be construed as a separate and independent warranty given or made in respect of each Group Company and (unless expressly stated) the word "Company" in the Business Warranties and Tax Warranties (and definitions of defined terms where used in the Business Warranties and Tax Warranties) shall be construed appropriately. Except where this Agreement expressly provides otherwise, each Business Warranty and each Tax Warranty is not limited by the other provisions of this Agreement, including the other Business Warranties and the other Tax Warranties.

Sellers' Knowledge

8.6         Where any of the Fundamental Warranties is qualified by the expression "to the best of the knowledge, information and belief of the Seller" or "so far as the Seller is aware" or any similar expression, the Seller's knowledge shall be limited to his or her actual knowledge (excluding any constructive or imputed knowledge).

Warrantors' Knowledge

8.7         Where any of the Business Warranties and the Tax Warranties is qualified by the expression "to the best of the knowledge, information and belief of the Warrantors" or "so far as the Warrantors are aware" or any similar expression, that Business Warranty or Tax Warranty shall be deemed to include an additional statement that it has been made after due and careful enquiry by the Warrantors of each other.

Buyer's Knowledge

8.8         The rights and remedies of the Buyer in respect of any breach of the Warranties shall not be affected by any information (except to the extent such information is Disclosed or is otherwise within the actual knowledge of Dale Foster or Michael Vesey) of which any member of the Buyer Group or any of its or their officers, employees, agents or advisers has knowledge (actual, constructive or imputed) or which could have been discovered (whether by investigation made by or on behalf of the Buyer or otherwise) or by any other matter whatsoever.

Wavier of Claims

8.9         The Sellers and the Warrantors shall not (if a claim is made against any of them in connection with the sale of the Shares to the Buyer) make any claim against any Group Company or against any director, employee or officer of any Group Company (together the "Information Pool") where the Seller or Warrantor may have relied on information received from the Information Pool for the purpose of giving a Warranty or disclosure in the Disclosure Letter. The Sellers and the Warrantors acknowledge that they have no rights to make any such claim. This shall not prevent any Seller or any Warrantor from claiming against any other Seller or any Warrantor under any right of contribution or indemnity to which he may be entitled. The rights of each Group Company any director, employee or officer of any Group Company under this Clause are subject to the provisions of Clause 18.

Deductions and Tax Liabilities

8.10       All sums payable by or on behalf of (i) the Sellers (or any of them) to the Buyer  under or in connection with any indemnity or covenant (including the Tax Covenant) or in respect of any breach of any Warranty or of any other provision of this Agreement or (ii) the Buyer to the Sellers  under or in connection with any indemnity or covenant (including under paragraph 12 of the Tax Covenant (Buyer Covenant)) or in respect of any breach of any warranty or of any other provision of this Agreement, shall be paid in full free and clear from any discount, deduction, withholding, credit, set-off, counterclaim or similar matter on any grounds whatsoever ("Deduction"), unless the Deduction is required by law. If a party is required by law to make any Deduction from any such payment, that party shall:

(a)          pay to the relevant person such further sum as will, after any Deduction required by law has been made (in respect of both the original sum and the further sum), leave the recipient with the same amount as it would have been entitled to receive had no Deduction from the original sum been required;  and

(b)          pay the full amount of the Deduction (in respect of the original sum and the further sum) to the relevant authority as required by law; and

as soon as reasonably practicable furnish to the recipient a certified copy of a receipt evidencing payment of the Deduction to the relevant authority or, where no such receipt is available, provide a certificate to the recipient setting out the amount of the Deduction, the authority to whom it was paid and the law that required the Deduction.

8.11       If (i) the Buyer incurs a Tax liability which results from, or is calculated by reference to any sum payable by any Seller under or in connection with any indemnity or covenant (including the Tax Covenant) or in respect of any breach of any Warranty or of any other provision of this Agreement, or (ii) any Seller incurs a Tax liability which results from, or is calculated by reference to any sum payable by the Buyer under or in connection with any indemnity or covenant (including under paragraph 12 of the Tax Covenant (Buyer Covenant)) or in respect of any breach of any warranty or of any other provision of this Agreement, the amount so payable shall be increased by such amount as would, after payment of any Tax liability (in respect of both the original amount and the increase), leave the recipient with the same amount as it would have been entitled to receive had no Tax liability arisen.

8.12       If the Buyer would, but for the availability of a Buyer's Relief, incur a Tax liability falling within Clause 8.11, it shall be deemed for the purposes of that Clause to have incurred that liability.

8.13       For the avoidance of doubt, the Buyer shall in no circumstances be required to make any payment pursuant to Clause 8.10 or Clause 8.11 in respect of the Consideration (or any part of it).

8.14       The Sellers shall have no additional liability under Clause 8.10or Clause 8.11 to the extent that they would not have been so liable were the recipient of the relevant payment a company incorporated and resident in the UK for all Tax purposes.

8.15       In the event that the party to whom an additional payment under this Clause 8 is made (the “Receiving Party”) receives a credit against or obtains a reduction in its Tax liabilities in connection with any sum paid pursuant to Clause 8.10 or Clause 8.11 (“Tax Saving”) it shall repay to the party that made the payment (the “Paying Party”) the amount of the Tax Saving less any costs and expenses properly and reasonably incurred in obtaining the Tax Saving within ten Business Days of receiving the Tax Saving provided that to do so would not leave the Receiving Party worse off than it would have been had the circumstances been such that no additional payment was required pursuant to Clause 8.10 or Clause 8.11. In the event that the Receiving Party becomes aware that it is entitled to a Tax Saving it shall take such reasonable steps as are necessary to obtain such Tax Saving, provided that the Paying Party has first indemnified the Receiving Party for the reasonable costs of taking such steps.

8.16       Any sums paid by the Sellers under this Agreement shall be treated, to the extent possible, as a reduction in the Consideration for the Sale Shares.

Applicability of Limitations

8.17       Notwithstanding any other provision of this Agreement:

(a)          nothing in Schedule 9 (Limitation of liability); or

(b)          paragraph 4.1(b) of the Tax Covenant,

shall exclude or limit the liability of a Seller or the Optionholder in relation to any claim where there has been fraud on the part of that Seller or Optionholder (as applicable).

8.18       The Sellers shall not plead the Limitation Act 1980 in respect of any claim made in respect of the Tax Warranties or under the Tax Covenant or any claim made under Clause 8.

9.            Buyer warranties

9.1         The Buyer warrants to the Sellers in the terms of the warranties set out in Schedule 6.

10.          Guarantor warranties

10.1       The Guarantor warrants to the Sellers in the terms of the warranties set out in Schedule 7

11.         Future obligations of the Sellers

11.1       Each of the Warrantors severally covenants to the Buyer (for the Buyer's own benefit and for the benefit of each Group Company and of each person for the time being carrying on all or a substantial part of any of the Businesses) that he shall not, directly or indirectly, whether acting on his own account or in conjunction with or through any one or more persons, and whether as principal, shareholder (other than as a holder of less than three per cent. of any class of shares or debentures traded on a market operated by a recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000), partner, agent, employee, manager, adviser, consultant or in any other capacity whatsoever:

(a)          for the period of 2 years from Completion:

(i)           carry on, or be concerned, engaged or interested in any business within the United Kingdom or Republic of Ireland in competition with any of the Businesses as carried on at Completion; or

(ii)          solicit (or endeavour to do so) contracts or orders in connection with any such competing business from any person who is or has been during the period of 12 months ending on the date of Completion a customer or client of any Group Company; or

(iii)         accept orders from or the custom of, in connection with any such competing business, any person who is or has been during the period of 12 months ending on the date of Completion a customer or client of any Group Company; or

(iv)          in any way seek to interfere with or influence the relationship between the Group and any person who is or has been a supplier to, or a customer or client of, any Group Company at any time during the period of 12 months ending on the date of Completion; or

(v)           save as a result from the publication of a bona fide general recruitment advertisement, engage or entice away (or endeavour to do so) from any Group Company any person (whether or not such person would thereby commit a breach of contract) who is, or was during the period of 12 months ending on the date of Completion an Key Employee of any Group Company; or

(b)          at any time after Completion use or cause to be used as a corporate, business or trading name, or in connection with any supply of goods and/or services, or as part of any application for any trade mark or domain name registration, and whether or not in combination with any other name, mark, style or logo:

(i)           the name "CDF Group", "Grey Matter", "Sigma" or Cloud Know How" or any part of or any imitation of any such name; or

(ii)          any other trade or business name, distinctive mark, style or logo used in any of the Businesses at any time during the period of five years prior to the date of Completion; or

(iii)         anything similar or which is likely to be confused or associated with any such name, mark, style or logo as is referred to in this Sub-Clause (b); or

(c)          at any time after Completion in any way hold himself out as being currently connected with the Group or with any of the Businesses; or

(d)          assist, cause, procure or facilitate any person to do anything referred to in this Clause 11.1.

11.2       For the purposes of this Clause 11, “Confidential Information” means information, not in the public domain, (whether or not recorded or preserved in any way) relating to:

(a)          the business, customers, intellectual property, future plans or financial or other affairs of any Group Company which would be regarded as confidential by a reasonable person; and

(b)          the business, customers, intellectual property, future plans or financial or other affairs of any member of the Buyer Group of which the relevant Seller has become or becomes aware as a direct or indirect result of entering into or performing this Agreement and which is stipulated to be confidential or which, from the nature of the information or the circumstances of disclosure would be regarded as confidential by a reasonable person.

11.3       Each of the Sellers severally covenants to the Buyer (for the Buyer's own benefit and for the benefit of each Group Company and of each person for the time being carrying on all or a substantial part of any of the Businesses) that, subject to Clauses 11.4 and 11.5, he shall not at any time use or disclose to any third party any Confidential Information, either directly or indirectly, and shall use all reasonable endeavours to prevent such disclosure.

11.4       Clause 11.3 shall not apply in respect of any Confidential Information which is generally available to the public at the date of this Agreement, or which becomes generally available to the public after the date of this Agreement other than as a direct or indirect result of a breach of this Agreement by any of the Sellers (but only after it has become so available).

11.5       Clause 11.3 does not prohibit the disclosure of any Confidential Information by a Seller:

(a)          to those of his representatives or advisers who need to know such information to enable them to implement or advise on this Agreement to the extent strictly necessary for that purpose, provided that, before any such disclosure, the relevant Seller makes the recipient aware that the Confidential Information is confidential and procures that the recipient complies with Clause 11.3 in relation to such information disclosed to him as though he were the Seller;

(b)          to the extent required by any Applicable Laws, by a court order or by the rule of any stock exchange or governmental authority or regulatory authority provided that, to the extent not prohibited by law, regulation, rule or order, the Sellers give the Buyer prior notice of such disclosure.

11.6       The provisions contained in this Clause 11 are:

(a)          considered reasonable by the parties in all respects, both individually and in aggregate, and the duration, extent and application of each of such provisions are no greater than is necessary for the protection of the goodwill of the Group and the Businesses (the Sellers having taken independent legal advice), but in the event that any of them is or becomes void or unenforceable in any jurisdiction but would be valid and enforceable in the relevant jurisdiction if some part of such provision were deleted, such provision shall apply in the relevant jurisdiction with such deletion as may be necessary to make it valid and enforceable; and

(b)          separate, independent and severable, and shall be enforceable against each Seller accordingly.

11.6.2    The Sellers confirm that, in addition to all other rights and remedies to which the Buyer or any Group Company may be entitled under this Agreement or at law, it shall be entitled, without proof of special damage, to seek an injunction, specific performance or any other equitable relief in respect of any threatened, anticipated or actual breach of this Clause 11.

11.7       Nothing in this Clause 11 shall in any way limit, affect, restrict or alter any of the restrictions entered into by any Seller under any service contract or contract of employment or engagement with the Company or any Group Company and none of the restrictions in any such contract shall in any way limit, affect, restrict or alter any provision of this Clause 11.

11.8       Nothing in Clause 11 shall prevent any Seller who continues in the employment of, or as a consultant to, any member of the Buyer Group from carrying out his role, duties and responsibilities thereunder and claiming, representing or indicating in that capacity his association with the Company for the duration of his employment or consultancy in accordance with the terms of his service or consultancy agreement.

11.9       Each Group Company may enforce this Clause 11 against any and all of the Sellers or Warrantors (as applicable) under the Third Parties Act.

11.10     The consideration for the undertakings contained in this Clause 11 is included in the Consideration, and the Sellers acknowledge that the Consideration takes account of and that they are adequately compensated for such undertakings.

12.          Tax

The provisions of Schedule 8 (Tax Covenant) shall have effect from Completion.

13.          Obligations following Completion

13.1      The Sellers shall at their own expense on and following Completion execute and deliver all such documents and take all such action to vest in the Buyer the full legal and beneficial interest in the Sale Shares .

13.2       If, during the period of six years from Completion, the Buyer requests any information relating to the business or affairs of the Group prior to Completion which is in the possession or under the control of one or more of the Sellers or any of their respective Connected Parties, the Sellers shall, at the Buyer's expense, as soon as reasonably practicable provide or procure the provision of such information to the Buyer.

14.          Sellers' Representative

14.1       Each of the Sellers and the Optionholder hereby appoints the Sellers' Representative as his agent with power on his behalf to:

(a)          give any consent, direction or notice expressly stated to be given by the Sellers' Representative on behalf of the Sellers or Optionholder (as applicable) under or in connection with this Agreement and the Escrow Agreement;

(b)          receive all demands, notices or other communications expressly set out in this Agreement and the Escrow Agreement to be directed to the Sellers' Representative on behalf of the Sellers or Optionholder (as applicable); and

(c)          agree any amounts due to or from the Sellers (or any of them) or Optionholder (as applicable) where this Agreement or the Escrow Agreement expressly states that the Sellers' Representative has that authority.

14.2       The Buyer may conclusively and absolutely rely upon and act in accordance with, without inquiry or liability to any party, any action of the Sellers' Representative in accordance with this Clause as the act of the Sellers (or any of them) or Optionholder in all matters referred to in Clause 14.1.

14.3       Subject to Clause 14.4, in the event of the death or incapacity of the Sellers' Representative, the Sellers shall by notice in writing signed by Sellers (other than the Sellers' Representative) who, immediately prior to Completion, held not less than 50% of the Sale Shares held by such Sellers appoint another Seller as the successor of the Sellers' Representative.

14.4       At any time, the Sellers may by notice to the Buyer remove the existing Sellers' Representative and appoint a successor who shall agree in writing to accept such appointment in accordance with the terms of this Agreement. Any notice appointing or removing a Sellers' Representative shall be in writing and shall be signed by Sellers who, immediately prior to Completion, held not less than 50% of the Sale Shares.

14.5       Save in respect of fraud, the Sellers' Representative shall not be liable to the Sellers or Optionholder of any claims whatsoever arising from any act he may do pursuant to this Clause. The Sellers' Representative shall not owe any fiduciary duty to any of the Sellers or the Optionholder. Each of the Sellers and the Optionholder severally agrees to indemnify and keep indemnified the Sellers' Representative against all losses costs, expenses or liabilities whatsoever incurred by the Sellers' Representative arising out of any act or omission by the Sellers'

Representative acting in its capacity pursuant to this Agreement, the Transaction Documents or otherwise.

15.          Announcements

15.1       Subject to Clauses 15.1 and 15.2, the parties undertake not to disclose to any third party, either directly or indirectly, the negotiations concerning or the existence, subject matter and terms of this Agreement or any Transaction Document ("Transaction Information") and shall use reasonable endeavours to prevent such disclosure (including, unless required by Applicable Laws, preventing the disclosure of any personal confidential information in relation to a Seller, in particularly the amount of consideration a Seller has received).The parties shall consult with each other in respect of any announcement to be made by them or any Group Company (or on their behalf) concerning any Transaction Information. No such announcement shall be made by or on behalf of the Sellers (or any of them) without the prior written consent of the Buyer, or by or on behalf of the Buyer (or by or on behalf of any Group Company at or after Completion) without the prior written consent of the Sellers' Representative, unless Clause 15.2 applies.

15.2       Clause 15.1 does not prohibit the disclosure of any Transaction Information:

(a)          by any party to those of its representatives or advisers who need to know such information to enable them to implement or advise on this Agreement to the extent strictly necessary for that purpose, provided that, before any such disclosure, the relevant party makes the recipient aware that the Confidential Information is confidential and of its obligations of confidentiality under this Agreement; or

(b)          to the extent required by any Applicable Laws, regulation, rule or order of any competent court or governmental, regulatory or administrative authority, provided that, (i) to the extent not prohibited by any Applicable Law, the disclosing party shall give the non-disclosing party prior written notice of such disclosure, and (ii) the disclosure contains the minimum amount of personal information legally required about the Sellers (in particular, if not a legal or regulatory requirement, excluding details of the amount of consideration they have each received)

16.          Notices

16.1       Any notice under or other communication pursuant to this Agreement must be in writing and will be effective only if sent by hand, or by pre-paid mail delivery service (by airmail if sent outside the jurisdiction in which it is posted) or by email to:

(a)          where the recipient is the Buyer, to its address stated at the beginning of this Agreement, marked for the attention of Dale Foster and Michael Vesey and/or to Dale@ClimbCS.com and MichaelV@ClimbCS.com; or

(b)          where the recipient is the Guarantor, to its address stated at the beginning of this Agreement, marked for the attention of Dale Foster and Michael Vesey and/or to Dale@ClimbCS.com and MichaelV@ClimbCS.com;

(c)          where the recipient is the Sellers' Representative, to his address and/or email address set out opposite his name in column 2 of Schedule 1 of this Agreement; and

(d)          where the recipient is a Seller to the address and/or email address set out opposite the Seller's name in column 2 of Schedule 1 of this Agreement, marked for the attention of the relevant Seller, or sent as described in this Clause 16.1 to such other address as may be notified from time to time (in accordance with the provisions of this Clause 16.1) by the recipient to the sender, any notice pursuant to this Sub-Clause 16.1(c) taking effect on the later of the date, if any, specified in such notice as its effective date or the date five Business Days after receipt of such notice.

16.2       Where any notice under or other communication pursuant to this Agreement is sent by email, the sender shall also send a copy:

(a)          where the recipient is the Buyer, to the Buyer's Solicitors at tim.bird@fieldfisher.com and wrakes@venable.com; or

(b)          where the recipient is a Seller, to the Sellers' Solicitors at tom.leman@pinsentmasons.com and rebecca.shenkin@pinsentmasons.com.

Failure to comply with this Clause 16.2 shall not affect the validity of the notice or other communication.

16.3       Subject to Clause 16.4, a notice under or other communication pursuant to this Agreement shall (in the absence of evidence of earlier receipt) be treated for the purposes of this Agreement as having been received by the recipient:

(a)          if sent by hand, when left at the recipient's address;

(b)          if sent by pre-paid mail delivery service and the sender proves that the envelope containing it was correctly addressed in accordance with Clause 16.1 and that it was sent with postage pre-paid in full:

(i)           by first class mail, or nearest equivalent service in the jurisdiction of posting, to an address within the same jurisdiction, on the second Business Day after sending; or

(ii)          by airmail, on the seventh Business Day after sending; and

(c)          if sent by email, and the sender proves that it was sent to the correct address, one hour after it was sent.

16.4       Any notice under or other communication pursuant to this Agreement which is received on a day which is not a Local Business Day, or after 5 pm (local time at the place of receipt) on any day, will be treated as having been received at 9 am on the next Local Business Day (and for this purpose "Local Business Day" means a day (other than a Saturday or Sunday) on which banks are open for non-automated general business at the place of receipt).

16.5       Subject to Clause 14.1, if the Buyer gives any notice under or other communication pursuant to this Agreement to the Sellers' Representative, it shall be deemed to have been given to all of the Sellers.

16.6       This Clause 16 does not apply to the service of any document in any legal action or proceedings or, where applicable, any arbitration or other method of dispute resolution arising out of or in connection with this Agreement.

17.          Assignment

17.1       Subject to Clauses 17.2 and 17.3, no party may, without the prior written consent of the other party (being, in the case of a request by any of the Sellers, the Buyer and, in the case of a request by the Buyer, the Sellers' Representative), assign, charge, hold on trust, transfer, sub-contract, delegate or deal in any other manner with all or any of its rights and obligations under this Agreement.

17.2       Subject to Clause 17.4, the Buyer may assign all or any of its rights under this Agreement to any member of the Buyer Group, provided that in the event of such undertaking ceasing to be a member of the Buyer's Group this Agreement shall be deemed to be transferred to the Buyer immediately before such cessation.

17.3       The Buyer may grant security over, or assign by way of security, all or any of its rights under this Agreement to a bank or financial institution providing finance to the Buyer in connection with this Agreement or its subject matter.  On the enforcement of any such security, the Buyer or any administrator, administrative receiver or other receiver of the Buyer or its relevant assets or any person having the benefit of such security may assign all or any of the relevant rights to any person.

17.4       If an assignment is made in accordance with this Clause 17, the liabilities of the Sellers under this Agreement shall be no greater or less than such liabilities would have been if the assignment had not occurred.

17.5       Notwithstanding Clause 15 (Announcements), the Buyer may disclose, on a confidential basis, to any person with whom it proposes to deal with all or any of its rights under this Agreement as permitted by this Clause 17, such information as it may reasonably consider necessary or desirable to disclose for the purposes of such dealing.

18.          Third parties

18.1       Except as expressly provided in this Agreement, a person who is not a party to this Agreement shall have no rights under the Third Parties Act to rely upon or enforce any term of this Agreement provided that this does not affect any right or remedy of the third party which exists or is available apart from that Act.

18.2       The parties may by agreement rescind or vary this Agreement without the consent of any other person.

19.          Entire agreement

19.1       Each of the parties to this Agreement confirms on behalf of itself and its group undertakings or Connected Parties that this Agreement together with the agreed form documents and Transaction Documents, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing.

19.2          Each party confirms on behalf of itself and its group undertakings that:

(a)          in entering into this Agreement it has not relied on any representation, warranty, assurance, covenant, indemnity, undertaking or commitment which is not expressly set out or referred to in this Agreement or the agreed form documents; and

(b)          in any event, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, the only rights or remedies in relation to any representation, warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this Agreement or with any of the agreed form documents are those pursuant to this Agreement or such agreed form document for breach of contract or a claim under an indemnity therein, and no party has any other right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence) or for misrepresentation (whether negligent or otherwise, and whether made prior to, or in, this Agreement).

20.          Miscellaneous

20.1       The rights and remedies of the parties under this Agreement are exclusive of any rights and remedies provided by law.

20.2       No failure to exercise or delay in exercising any right or remedy shall constitute a waiver of that right or remedy.  No single or partial exercise of any right or remedy, and no waiver of any right or remedy, shall prevent or restrict the further exercise of that or any other right or remedy.  Any waiver shall apply only in favour of the person to whom it is expressly addressed and for the specific circumstances for which it is given.

20.3       No variation of this Agreement shall be effective unless it is in writing, expressly states that it amends this Agreement, and is duly executed the Buyer and on behalf of the Sellers by the Sellers' Representative (and each other Seller authorises the Sellers' Representative to execute on that Sellers' behalf any such variation as the Sellers' Representative in his absolute discretion thinks desirable).

20.4       If any provision of this Agreement is or becomes void or unenforceable in any jurisdiction, this shall not affect the validity or enforceability of that provision in any other jurisdiction nor the validity or enforceability of any other provision of this Agreement.  If any such provision would be valid and enforceable in the relevant jurisdiction if some part of such provision were deleted, such provision shall apply in the relevant jurisdiction with such deletion as may be necessary to make it valid and enforceable.

20.5       Unless expressly provided otherwise, all obligations and liabilities of the Sellers under this Agreement are assumed by them jointly and severally.

20.6       The Buyer may release or compromise the liability of, or grant time or other indulgence to, any Seller without releasing or reducing the liability of any other Seller.

20.7       Without prejudice to any other rights and remedies available, interest at the rate of 1 per cent. above the base rate of Lloyds' Bank plc from time to time will accrue on any sum payable pursuant to this Agreement which is not paid by the due date.  Such interest shall accrue on a day to day basis until the date of actual payment (whether before or after judgment) and be compounded quarterly.

20.8       The provisions of this Agreement, in so far as not fully performed at Completion, shall remain in full force and effect notwithstanding Completion.

21.          Counterparts

This Agreement may be executed in any number of duplicates, or by the parties on separate counterparts.  Each executed duplicate or counterpart shall be an original, but all the duplicates or counterparts shall be construed as one document.

22.          Governing law and jurisdiction

22.1       This Agreement is and any non-contractual obligation arising out of or in connection with it are governed by the law of England and Wales.

22.2       Each party irrevocably agrees that the courts of England and Wales have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute relating to its existence, validity, interpretation, enforceability or termination) or any non-contractual obligation arising out of or in connection with it and waives any objection to proceedings in the courts of England and Wales to settle any such dispute on the grounds of venue or that the proceedings have been brought in an inconvenient forum.

22.3       Nothing in this Clause 22 shall limit the right of any party to seek injunctive or other interlocutory relief in England and Wales or Republic of Ireland at any time.

EXECUTED as a deed and delivered on the date stated at the beginning of this document.

Schedule 1

Details of the Sellers and the Optionholder

OMITTED FROM EXHIBIT 2.1 PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K.

Schedule 2

Details of the Company and the Subsidiaries

OMITTED FROM EXHIBIT 2.1 PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K.

Schedule 3

Adjustments to Consideration

OMITTED FROM EXHIBIT 2.1 PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K.

Schedule 4

Completion obligations

1.            Completion documentation

At Completion, the Sellers shall deliver , or, where expressly stated, make available to, the Buyer:

(a)          duly completed and executed transfers of the Sale Shares in favour of the Buyer or as it directs;

(b)          share certificates in respect of the Sale Shares (or a duly executed deed of indemnity in the agreed form in favour of the Company with respect to any certificate which has been lost or destroyed);

(c)          the Disclosure Letter, duly executed by each of the Warrantors;

(d)          the Option Documents, duly executed by the Optionholder and the Company;

(e)          the Escrow Agreement, duly executed by the Sellers' Representative;

(f)          the Escrow Fee Letter, duly executed by the Sellers' Representative;

(g)          letters (executed as a deed in the agreed form) from:

(i)           Juliet Collis, Charles Cooke-Hurle, Andrew King and Sean Wilson as directors of the Company; and

(ii)          Juliet Collis, Charles Cooke-Hurle, Andrew King and Sean Wilson as directors and/or the secretary of each Subsidiary (as applicable);

resigning their respective offices;

(h)          the Settlement Agreements, duly executed by the Company and each of Charles Cooke-Hurle, Juliet Collis and Sean Wilson;

(i)            a letter in the agreed form from any person who is a registrable person (within the meaning of section 790C of the Companies Act 2006) or a registrable relevant legal entity (within the meaning of section 790C of the Companies Act 2006) in relation to any Group Company confirming that they have ceased to be a registrable person (within the meaning of section 790C of the Companies Act 2006) or a registrable relevant legal entity (within the meaning of section 790C of the Companies Act 2006) in relation to the relevant Group Company;

(j)           the register of members and other statutory registers and minute books of each Group Company duly made up to Completion, (to be made available, at each Group Company's registered office);

(k)          all passcodes, identification numbers and other information required to operate any electronic filing or similar arrangement which any Group Company has with the Registrar of Companies (to be made available, at each Group Company's registered office); and

(l)           all the current cheque books, paying in books and unused cheques of each Group Company and all relevant passcodes and identification numbers in respect of any online banking (to be made available, at each Group Company's registered office).

2.            Board meetings

The Sellers shall procure that a board meeting of each Group Company shall be duly convened and held (and shall deliver to the Buyer the relevant minutes in the agreed form signed by the chairman) at which:

(a)          the transfers referred to in Paragraph 1(a) shall (subject to stamping where required but otherwise unconditionally) be approved for registration;

(b)          such persons as the Buyer may nominate shall be appointed as directors and as the secretary of the relevant Group Company and the resignations referred to in Paragraph 1(g) shall be submitted and accepted, and take effect from the Completion Date; and

(c)          all authorities to the bankers of the relevant Group Company relating to bank accounts shall be revoked and new authorities as the Buyer may require shall be given to operate the same.

3.            Buyer's obligations

Subject to completion of all of the matters specified in Paragraphs 1 to 2 (inclusive), the Buyer shall:

(a)          pay the Completion Payment to the Sellers' Solicitors by electronic transfer in cleared funds;

(b)          pay the Escrow Payment to the Escrow Account by electronic transfer in cleared funds;

(c)          deliver to the Sellers:

(i)           the Disclosure Letter, duly executed by the Buyer;

(ii)          a copy of the W&I Policies;

(iii)         the Escrow Agreement, duly executed by the Buyer and the Guarantor; and

(iv)          the Escrow Fee Letter, duly executed by the Buyer and the Guarantor.

Schedule 5

Warranties

Part 1

Fundamental Warranties

1.            Title

1.1         The Sale Shares constitute the entire issued share capital of the Company.

1.2         The Seller is the legal and beneficial owner of, and is or will at Completion be entitled to transfer the legal and beneficial title to, those Sale Shares set out opposite the Seller's name in columns (3) and (4) of Schedule 1, free from any encumbrances.

1.3         All the issued shares of each Group Company are fully paid up and no Group Company has exercised or purported to exercise or claimed any lien over any of their shares.  There are no obligations of the Sellers whatsoever to pay in any additional capital or to provide any other contribution such as a contribution in kind.

1.4         Other than the rights of the Optionholder to acquire the Option Shares, no person has the right to call for the issue of any share capital of any Group Company by reason of any conversion rights or under any option or other agreement and none of the Sellers nor the Company has nominated or has the right to nominate ay person to enjoy or exercise any rights of the Sellers or the Company as member of any Group Company

2.            Capacity

2.1         The Seller has authority to enter into and perform this Agreement and the Transaction Documents and the provisions of this Agreement and the Transaction Documents when executed will constitute valid and binding obligations on each Seller and are enforceable against each Seller, in accordance with their respective terms.

2.2         The execution and delivery by the Seller of, and the performance by the Seller of its obligations under, this Agreement and any Transaction Document will neither:

(a)          result in a material breach of, or constitute a material default under, any instrument to which he or she is a party or by which he or she is legally bound; or

(b)          result in a breach of any Applicable Laws.

2.3         There are no:

(a)          outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting the Seller;

(b)          lawsuits, actions or proceedings pending or, to the knowledge of the Seller, threatened against or affecting the Seller; or

(c)          investigations by any governmental or regulatory body which are pending or, to the knowledge of the Seller, threatened against the Seller,

and which, in each case, has or could have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement or any Transaction Document.

2.4         The Seller has not:

(a)          had a bankruptcy petition presented against them or been declared bankrupt;

(b)          been served with a statutory demand, or is unable to pay his or her debts within the meaning of the Insolvency Act 1986;

(c)          entered into, or has proposed to enter into, any composition or arrangement with, or for, their creditors (including an individual voluntary arrangement); or

(d)          been subject of any other event analogous to the foregoing in any jurisdiction.

Part 2

Business Warranties

1.            Constitution and corporate matters

1.1         The share capital of each of the Subsidiaries is beneficially owned as shown in Schedule 2, free from any encumbrances.

1.2         The information set out in Schedule 2 in relation to the Company and the Subsidiaries is true and accurate.

1.3         The Company has been duly incorporated and is validly existing and in good standing under the laws of England and Wales.

1.4         The Company is not, and has never been, a subsidiary undertaking of any other undertaking.

1.5         Save as expressly set out in Schedule 2, the Company does not have, and has never had, any subsidiary undertaking or any legal or beneficial interest in any shares or other securities of any body corporate, wherever incorporated, nor does it have any right or obligation to acquire any such interest.

1.6         Each of the Subsidiaries, save for Grey Matter Limited and Grey Matter (EMEA) Ltd, is dormant, has never traded and has no assets or liabilities.

1.7         The copy of the current articles of association of the Company in the Disclosure Bundle is true and complete.

1.8         There is no outstanding agreement binding on the Company relating to the management of the Company, or the appointment or removal of directors of the Company, or the ownership or transfer of any shares or other securities in the Company.

1.9         The Company has complied in all material respects with its constitution as in force at the relevant time and with any direction given by way of shareholder resolution.

1.10        All documents required by law to be delivered to the Registrar of Companies in respect of the Company have been duly and properly delivered and filed.

1.11       The statutory registers of the Company are in its possession or under its control, are up-to-date and have been maintained in accordance with the Companies Act 2006, and the Company has not received any notice that any information contained in its statutory registers is incorrect pursuant to section 125 of the Companies Act 2006.

1.12       No director of the Company is now, or has at any time within the last six years been, subject to any disqualification order under the Company Directors Disqualification Act 1986.

1.13       No power of attorney granted by the Company is currently in force and no person currently has similar authority, other than the authority of the Company's directors and any authority given to any of the Company's employees to enter into routine trading contracts in the ordinary course of their duties.

1.14       The warranties in this paragraph 1, when given or made in respect of a Subsidiary which is not incorporated in England and Wales, any reference to England and Wales is to the jurisdiction of incorporation of the Subsidiary, and reference to any provision of the Companies Act 2006 is a reference to any similar provision in the law of that jurisdiction and any reference to the Register of

Companies is to any body which carries out similar functions to the Registrar of Companies in that jurisdiction.

2.            The Company’s business

2.1         The Company has no subsidiaries, branches, places of business or permanent establishments other than the Group Companies.

2.2         True and complete details of all grants, subsidies or financial assistance applied for or received by the Company are included in the Disclosure Bundle.  The Company has not done or omitted to do anything which could result in, and the acquisition of the Sale Shares by the Buyer will not result in, any such grant, subsidy or financial assistance becoming repayable or being forfeited or withheld in whole or in part.

2.3         No customer or client of the Company which accounts for more than 10% of the aggregate value of all sales or supplies made by the Group in the twelve months ending on the date of this Agreement, and no supplier of the Company which accounts for more than 10% of the aggregate value of all sales or supplies made to the Group:

(a)          has in that period ceased, or, so far as the Warrantors are aware, indicated an intention to cease, to do business with the Company or materially reduced, or indicated an intention to materially reduce, the extent to which it does business with the Company; or

(b)          has in that period made, or, so far as the Warrantors are aware, indicated an intention to make, any material adverse change in the basis or terms on which it does business with the Company.

2.4         The Company is not a member of any trade association.

2.5         The business of the Group has not been materially affected to the detriment of the Company in the twelve months ending on the date of this Agreement as a result of (either individually or in combination) any supplier of the Company ceasing to do business, reducing the extent to which it does business or making any change in the basis or terms on which it does business with the Company.

2.6         None of the debts currently owed to the Company:

(a)          have been outstanding for more than 60 days beyond their due date; or

(b)          are subject to any right of set-off or counterclaim or any dispute,

and, so far as the Warrantors are aware, each of such debts will be settled in full within 60 days of the date of Completion.

2.7         None of the amounts currently owed by the Company to its creditors have been outstanding for more than 60 days beyond their due date or are disputed.

2.8         All accounts, books, ledgers, and financial and other records of the Company are in its, or the Company's auditors, sole possession and control, are up to date and have been properly and accurately maintained in accordance with the requirements of Applicable Laws and the Company has not received any notice that any of these is incorrect or should be rectified.  All title documents relating to the assets of the Company, an executed counterpart of all written agreements to which the Company is a party, an original executed copy of every instrument creating or evidencing a charge over any of its assets or undertaking and all other deeds and documents of the Company are in the possession of the Company.

3.            Accounts and business since the Accounts Date

3.1         The Accounts are true and fair, have been properly prepared in compliance with Applicable Law and regulations and indicate which accounting standards have been used in their preparation.

3.2         Except as expressly disclosed in the Accounts, the Accounts have been prepared using the same accounting policies and estimation techniques as those used in preparing the equivalent accounts of the Company or the Group (as the case may be) in respect of the three immediately preceding accounting periods and, where any change in accounting policy or estimation technique is so disclosed, a full reconciliation has been provided and the comparative information included in the Accounts fairly reflects the impact of that change.

3.3         The Accounts have been audited in accordance with Applicable Law and regulations by any individual firm qualified to do so and the auditor's report on the Accounts is unqualified and unmodified.

3.4         The Accounts:

(a)          give a true and fair view of the assets and liabilities, financial position and state of affairs of the Company or, in the case of the consolidated annual accounts of the Group, of the Group as a whole as at the Accounts Date and of its profit or loss, total comprehensive income and cashflow for the financial period ended on that date;

(b)          properly provide or reserve for the liabilities and capital commitments of the Company outstanding at the Accounts Date (including contingent, unquantified or disputed liabilities), including reflecting any matters discovered after the Accounts Date;

(c)          have not (except to the extent expressly disclosed in the Accounts) been affected by any unusual or non-recurring item;

(d)          properly provide or reserve for bad and doubtful debts;

(e)          show rates of depreciation and amortisation sufficient to ensure that each non-current asset will be written down to nil or a realisable residual value by the end of its useful life; and

(f)          properly provide or reserve for Tax liable to be assessed on the Company, or for which the Company may be accountable, in respect of the period ended on the Accounts Date.

3.5         The Management Accounts have been prepared using the same accounting policies and estimation techniques as those used in preparing the Accounts, and in preparing the management accounts of the Group for the period of three years prior to the Accounts Date, and fairly represent the assets and liabilities of the Group as at the Management Accounts Date and its profit or loss for the period to which they relate.  In this Warranty, "Management Accounts" means the unaudited consolidated accounts of Grey Matter Limited and Grey Matter (EMEA) Ltd as at, and for the period starting on the Accounts Date and ended on, 30 September 2020 included in the Disclosure Bundle.

3.6         Since the Management Accounts Date:

(a)          the business of the Company has been carried on in the ordinary course so as to maintain it as a going concern;

(b)          there has been no material change in the turnover, financial position or prospects of the Company or of the Group as a whole and the Warrantors are not aware of anything which is reasonably likely to give rise to any such change;

(c)          no share, security or loan capital has been allotted or agreed to be allotted by the Company;

(d)          no shareholder resolutions of the Company have been passed;

(e)          except for any dividends provided in the Disclosure Letter, no dividends or other distributions have been declared, paid or made;

(f)          the Company has continued to pay its creditors as and when the relevant debt falls due;

(g)          there has been no material increase or decrease by the Company in the time or manner of the issue of invoices or the collection of debts, and no debts have been waived, released or settled other than at full value;

(h)          the Company has not borrowed or raised any money or taken any form of financial facility or granted any security or agreed to do so;

(i)           the Company has not redeemed or purchased any of its securities or loan capital or agreed to do so and no loan capital of the Company has become due and payable;

(j)           the Company has not entered into any contract outside the ordinary course of its business; and

(k)          the aggregate amount of capital expenditure by the Company does not exceed £100,000.

3.7         The Company has no liabilities (actual or contingent) except for those clearly disclosed in the Accounts and Management Accounts and those which have been incurred by the Company in the ordinary course of trading since the Management Accounts Date.

4.            Finance

4.1         No Group Company has outstanding any obligation for the payment or repayment of money, whether present or future, actual or contingent in the nature of borrowings (an excluding moneys owed in the ordinary course of trading) ("Financial Obligation"), nor have any of them entered into or agreed to enter into any agreement or arrangement the purposes of which is to raise money or provide finance or credit or to guarantee or indemnify any Financial Obligation or to prevent or limit loss in respect of a Financial Obligation.

4.2         No Financial Obligation of any Group Company is now due and payable, capable of being declared due or payable, before its normal or originally stated maturity and no demand or other notice requiring the payment or repayment of money before its normal or originally stated maturity has been received by a Group Company.

4.3         Details of all of the Company’s bank and deposit accounts and the current bank mandates are set out or included in the Disclosure Bundle.

4.4         The Company has not entered into any invoice discounting or factoring arrangement and is not party to any off balance sheet arrangements.

5.            Guarantees and security

5.1         There is no outstanding guarantee, indemnity, performance bond, letter of comfort or similar arrangement in respect of any liability or obligation of any person given by any Group Company.

5.2         There is no outstanding guarantee, indemnity, performance bond, letter of comfort or similar arrangement in respect of any liability or obligation of any Group Company by any third party.

5.3         There is no encumbrance over or affecting any of the Company's undertakings or assets.

5.4         No floating charge over any of the assets of the Company has crystallised.

6.            Solvency

6.1         The Company is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other applicable insolvency legislation in any jurisdiction, nor has it stopped paying its debts as they fall due.

6.2         No order has been made, steps taken, petition presented or meeting convened to initiate any process by or under which:

(a)          the Company has been or may be liquidated, dissolved or struck off or placed into administration;

(b)          a person has been or may be appointed in connection with the enforcement of any encumbrance over or affecting any of the assets or undertaking of the Company; or

(c)          any composition in satisfaction of, or moratorium in respect of, the debts of the Company or any scheme of arrangement or compromise between it and its creditors or any class of its creditors (including a restructuring plan under Part 26A of the Companies Act 2006) has been or may be put in place.

6.3         So far as the Warrantors are aware, the Company has not been a party to any transaction with any person which, in the event of such person going into liquidation or administration or being declared bankrupt, would constitute a transaction at an undervalue, a preference, an invalid floating charge or an extortionate credit transaction pursuant to and within the meaning of the Insolvency Act 1986.

7.            Contractual arrangements

7.1         In this Warranty 7, "Material Contract" means a (i) contract, commitment or arrangement of a kind described in Warranty 7.2 and (ii) a contract set out in the Disclosure Bundle at folder 7.1 (Material Contracts) of the disclosure documents folder of the Disclosure Bundle, and "Existing Material Contract" means a Material Contract by which the Company is currently bound or to which it is a party.

7.2         The Company is not currently bound by any contract or commitment (other than a contract of employment) or party to any arrangement which:

(a)          is in the nature of an agency, outsourcing, licensing or franchising agreement;

(b)          is in the nature of a financial lease, rental, hire purchase or credit sale agreement;

(c)          involves partnership, joint venture, consortium, information sharing, income or profit sharing or any similar arrangement;

(d)          relates to the acquisition or disposal by the Company of any body corporate, undertaking, land or buildings and which (i) has yet to be completed or (ii) in relation to which there are outstanding warranties, indemnities, covenants or other obligations;

(e)          requires or may require payment by the Company of more than £50,000 per annum, or will or may provide revenue to the Company of more than £50,000 per annum including, but not limited to, those contracts that are not capable of complete performance (by the Company and any other contracting party) within six months from its creation;

(f)          is outside of the ordinary course of the Company’s business;

(g)          is not in the Warrantor's opinion arm's length terms; or

(h)          so far as the Warrantors are aware, involves obligations that are not in the Warrantor's opinion in the usual course of the Company's business.

7.3         There are no current negotiations relating to any potential Material Contract and no outstanding offer capable of being converted into a Material Contract by acceptance by the Company or any other person.

7.4         The obligations expressed to be assumed by each party in each Existing Material Contract constitute the legal, valid, binding and enforceable obligations of that party.

7.5         The Company is not in default of any Existing Material Contract and the Warrantors are not aware of anything which is likely to lead to any such default or any default of any Existing Material Contract by any other person.

7.6         The Warrantors are not aware of anything which is likely to lead to any increase in the amount or frequency of any sum payable by the Company pursuant to any Existing Material Contract.

7.7         The Company has not received or given any notice to terminate any Existing Material Contract and the Warrantors are not aware of anything which is reasonably likely to lead to the giving of any such notice.

7.8         Neither the sale of the Sale Shares to the Buyer nor Completion will:

(a)          cause the Company to lose any material right or benefit it presently enjoys pursuant to any Existing Material Contract;

(b)          so far as the Warrantors are aware, relieve any person of any obligation to the Company (whether contractual or otherwise) or enable any person to determine any such obligation or any right or benefit enjoyed by the Company, or to exercise any right in respect of the Company pursuant to any Existing Material Contract;

(c)          entitle any person to receive from the Company any finder’s or similar fee, brokerage or other commission; or

(d)          breach any Existing Material Contract.

8.            Insurance

8.1         So far as the Warrantors are aware, all assets of the Company of an insurable nature are and have at all material times been insured in amounts representing their full replacement or reinstatement value against all risks normally insured in accordance with good commercial practice for a company operating a similar business to the Company.

8.2         The Company is and has at all material times been adequately insured against accident, damage, injury, third party loss, business interruption and all other risks normally insured against by a prudent person operating a similar business to that operated by the Company.

8.3         A true and complete copy of each insurance policy in respect of which the Company has an interest is included in the Disclosure Bundle and so far as the Warrantors are aware, (i) each such policy is in full force and effect (ii) nothing has been done or omitted to be done which (a) could make any such policy void or voidable or (b) which could result in an increase in premium or adversely affect the renewal of any such policy.

8.4         True and complete details of all outstanding insurance claims made by the Company, and all other insurance claims made by the Company in the three years prior to the date of this Agreement, are included in the Disclosure Bundle.

8.5         So far as the Warrantors are aware, the Company has never been refused insurance, or had any insurance terminated or alleged to be void or voidable, on any grounds.

9.            Compliance

9.1         In this Warranty 9:

(a)          "Associated Person" means an associated person of the Company within the meaning given in section 8 of the Bribery Act 2010;

(b)          "Proceedings" means any court, tribunal, civil, criminal, administrative, arbitration or mediation proceedings (except as claimant in respect of debt collection in the ordinary course of the Company's business) and any information request, investigation, inquiry or enforcement or other proceedings by any Relevant Authority; and

(c)          "Relevant Authority" means any governmental or regulatory body, authority or agency, including the European Commission, the Competition and Markets Authority, the Information Commissioner, the Advertising Standards Authority, the Health and Safety Executive, the Equality and Human Rights Commission, the Environment Agency, any local authority, any sector regulator or any predecessor or similar body, authority or agency in any part of the world.

9.2         So far as the Warrantors are aware:

(a)          the Company has at all material times complied and is complying with all Applicable Laws and regulations; and

(b)          each Associated Person, and its officers, agents or employees, has at all times complied and is complying with all Applicable Laws and regulations in relation to the Company and its business, for which the Company would have a material liability.

9.3         The Company has obtained all licences, permissions, authorisations, certificates, registrations and consents which are necessary for carrying on its business as currently carried on (together the “Authorisations”).

9.4         All Authorisations are in full force and effect and have been complied with in all material respects and no Authorisation is limited in duration.

9.5         So far as the Warrantors are aware, (i) the Company is not in breach of any Authorisation, and (ii) there is no reason why any Authorisation is likely to be revoked, suspended or cancelled or likely not be renewed on the same terms.

9.6         True and complete details of the Company's compliance policies and procedures (including training programmes, whistle-blowing policies and monitoring and review arrangements) and the name of the officer(s) or employee(s) with responsibility for compliance, or a statement that there are no such policies and procedures or officers or employees, are included in the Disclosure Bundle, including in particular in relation to:

(a)          anti-bribery and corruption;

(b)          health and safety; and

(c)          anti-slavery and human trafficking.

9.7         The Company has in place adequate procedures, designed in line with guidance published by the UK Government from time to time pursuant to section 9 of the Bribery Act 2010, to prevent Associated Persons from bribing any other person intending to obtain or retain business for the Company or to obtain or retain an advantage in the conduct of business for the Company and no Associated Person has done so.

9.8         The Company's assets do not include any criminal property as defined in section 340 of the Proceeds of Crime Act 2002 but disregarding paragraph (3)(b) of that section).

9.9         The Company is not and has not been engaged in any agreement, arrangement, practice or conduct which has or could amount to an offence or infringement of, or which is unenforceable or void or renders the Company liable to Proceedings under, any applicable law of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including cartels, price fixing, resale price maintenance, market sharing, bid rigging, joint ventures and terms of trading, purchase or supply), dominant or monopoly market positions (whether held individually or collectively) and the control of mergers and acquisitions.

10.          Proceedings, investigations and disputes

10.1          In this Warranty 9, "Associated Person", "Proceedings" and "Relevant Authority" have the meanings given to them respectively in Warranty 9.

10.2          The Company is not and has not been the subject of or engaged in any capacity in any Proceedings, nor are any Proceedings involving the Company threatened, pending or, so far as the Warrantors are aware, likely, and there are no criminal convictions or outstanding or pending judgments, orders, decisions, rulings, notices, undertakings, commitments or similar matters binding on or affecting the Company arising out of any Proceedings.

10.3       No past or present officer of the Company, no Associated Person and no person for whose acts the Company may be vicariously liable is (nor has any of them been in the twelve months ending on the date of this Agreement) engaged in any capacity in any Proceedings in relation to the Company or its business nor are any such Proceedings threatened, pending or likely and there are no criminal convictions or outstanding or pending judgments, orders, decisions, rulings, notices, undertakings, commitments or similar matters binding on or affecting the Company or any such person arising out of any such Proceedings.

10.4       The Company has not received any notice, and the Warrantors are not aware of any pending notice, that it or any Associated Person is not in compliance with any Applicable Law.

10.5       Neither the sale of the Sale Shares to the Buyer nor Completion will result in any:

(a)          breach of the Company's constitution, any applicable law or regulation, or any judgment, order, decision, ruling, undertaking, commitment or similar matter;

(b)          breach, revocation, suspension or cancellation of any Authorisation or mean that any Authorisation may not be renewed on the same terms.

11.          Assets - general

11.1       The Company is the sole legal and beneficial owner of the assets and has exclusive possession and control of all of the assets included in the Accounts (except for those disposed of since the Accounts Date in the ordinary course of business), any asset acquired since the Accounts Date and all other assets used by the Company.

11.2       The Company has not purchased anything from any of its suppliers on terms that title does not pass to the Company until full payment is made or all indebtedness discharged.

11.3       Maintenance contracts are in full force and effect in respect of all assets of the Company which it is normal or prudent to have maintained by independent or specialist contractors and in respect of all assets which the Company is obliged to maintain or repair under any leasing or similar agreement.

11.4       The assets owned by the Company comprise all the assets necessary for the operation of the Company’s business in the manner in which such business was carried on at the Accounts Date and is carried on at the date of this Agreement.

12.          Property

12.1       In relation to each Group Company, reference in this Warranty 12 to the "Property" is to the land and premises (or any part or parts of such land and premises as the context permits or requires) occupied or used by that Group Company or in which that Group Company has any estate or interest.

12.2       The property schedule included and identified as document 6.2.1 "Leasehold property schedule updated.xlsx" in the legal folder of the Disclosure Bundle sets out for each leasehold property or property occupied under tenancy or licence by the Company:

(a)          the address and registered title number (if relevant);

(b)          the nature of the Company's estate or interest;

(c)          the current use;

(d)          the landlord;

(e)          the commencement date, term and break dates;

(f)          the current rent or licence fee; and

(g)          the next rent or licence fee review date.

12.3       The Company is in possession and actual occupation of the whole of the Property on an exclusive basis.

12.4       Where the Property is held by the Company under any lease, tenancy or licence:

(a)          a copy of each relevant lease, tenancy or licence is included in the Disclosure Bundle;

(b)          the Company has not received notice of any alleged breach of any covenants, conditions and agreements contained in the relevant lease, tenancy or licence;

(c)          there are no notices, negotiations or proceedings pending in relation to rent/licence fee reviews nor is any rent/licence fee liable at the date of this Agreement to be reviewed;

(d)          nothing has been done, or omitted to be done, which would give rise to an obligation to reinstate alterations to the Property; and

(e)          no relevant lease, tenancy or licence contains any provisions relating to a change of ownership or control of the issued share capital of the Company.

12.5       So far as the Warrantors are aware, all licences, consents and approvals required from the landlord and any superior landlord under any lease of the Property and from any mortgagee have been obtained and the covenants by the tenant contained in such licences, consents and approvals have been duly performed and observed.

12.6       So far as the Warrantors are aware, the Property is not subject (nor likely to become subject) to any agreement, covenant, restriction or condition (save as contained in any lease, tenancy or licence under which the Property is held by the Company) or any other matter which might adversely affect the Company's ability to continue to carry on its existing business from the Property in the same manner as at present and at the materially same cost.

12.7       So far as the Warrantors are aware, neither the Property, nor any other land which benefits the Property, is subject to an order, resolution or proposal for compulsory acquisition or any local land charge.

12.8       So far as the Warrantors are aware, the Property benefits from all permanent and legally enforceable easements and other contractual rights necessary or appropriate for the continued use, enjoyment and maintenance of the Property by the Company for the purposes of its existing business carried on at or from the Property and all such easements and rights are on reasonable terms which (without limitation) do not entitle any person to terminate restrict or curtail them or impose any unusual or onerous conditions.

12.9       The Property is not subject to any outgoings nor is the Company actually or contingently liable to pay any sums in relation to the Property other than the usual rates and water and sewerage charges and, in the case of leaseholds, rent, insurance premiums and service charges.

12.10     The Company has no actual or contingent liability or obligation in respect of any land or premises (other than the Property) or (in any capacity, including as principal contracting party or guarantor) in relation to any lease, licence or other interest in, or agreement relating to, any land or premises (other than any current lease or licence of the Property).

13.          Intellectual property

13.1       In this Warranty 12, “Intellectual Property Rights” means patents, inventions, trade marks, service marks, domain names, business names, get up and trade dress and designs; copyright and related rights (including copyright in software and computer algorithms); database rights; know how and trade secrets; and all other intellectual and industrial property rights which subsist in any part of the world, whether registered or not or capable of registration or not, including: all applications for and the right to apply for, claim priority and be granted any such rights; any renewals, extensions or restorations, and divisional, continuation and reissued applications of any such rights.

Company IPR

13.2       True and complete details in all material respects are included and identified as such in the Disclosure Bundle of all registered Intellectual Property Rights (including applications for such rights) and such material unregistered Intellectual Property Rights in which the Company has a proprietary interest (including a part or joint proprietary interest and, where relevant, as registered proprietor or applicant for registration) (such rights and registrations together being the "Company IPR").

13.3       The Company is the sole legal and beneficial owner of and, where relevant, the sole registered proprietor of or sole applicant for registration in respect of, the Company IPR, and the Company IPR is free from all encumbrances and equities.  The consummation of the transactions contemplated by this Agreement will not result in the loss or material impairment of any rights in, require the payment of any additional amounts with respect to, nor require the consent of any person in respect of, any of the Company IPR.

13.4       The registered Company IPR has, to the extent fullest extent possible in every appropriate jurisdiction, been duly and validly registered with the relevant authorities (or an application for registration is in progress), and the Warrantors are not aware of anything (including any adverse legal opinion or communication from any relevant authority in any jurisdiction) as a result of which any such registration or application may need to be withdrawn, resubmitted, extended or amended.

Licences

Warranties 13.5 to 13.8 shall not apply in respect of any IT Contracts or IT Systems. For the avoidance of doubt, Warranties 13.5 to 13.8 shall continue to apply to any software licenced or distributed by the Company to its customers.

13.5       True and complete details are included in the Disclosure Bundle of all written licences, agreements, authorisations and permissions under which the Company:

(a)          uses or exploits Intellectual Property Rights owned by any other person (such rights being the "Licensed IPR"); or

(b)          has licensed or agreed to license Company IPR to, or otherwise permitted the use or exploitation of any Company IPR by, any person,

(the "Licence Agreements").

13.6       Neither any of the Warrantors nor the Company are obliged to renew, extend or otherwise amend or renegotiate any Licence Agreement relating to any Company IPR, or to grant any other licence, sub-licence, security interest, option, lien, or assignment of or in respect of any Company IPR.

13.7       The Licence Agreements:

(a)          are each valid, subsisting and binding, recorded in writing, and enforceable in accordance with their respective terms;

(b)          have where required, in any jurisdiction, been duly recorded or registered;

(c)          have not been the subject of any breach or default by the Company or of any event which, with the giving of notice or lapse of time, would constitute a default; and

(d)          are not the subject of any claim, dispute or proceedings (whether actual, pending or threatened) and, so far as the Warrantors are aware, there are no circumstances which are likely to give rise to a breach, claim, dispute or proceeding.

13.8       Other than pursuant to a Licence Agreement, the Company has not at any time licensed any Intellectual Property Rights to any person.

Sufficiency and validity of rights

13.9       So far as the Warrantors are aware, the Company does not require and has not required the use of any Intellectual Property Rights in order to carry on its current and proposed business and activities and to fulfil any currently existing plans or proposals, other than those rights which:

(a)          are comprised in the Company IPR; and

(b)          are currently granted to it under Licensed IPR.

13.10     The Company IPR and, so far as the Warrantors are aware, the Licensed IPR is in each case valid, subsisting and enforceable and nothing has been done or omitted to be done as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable, or might lapse or be surrendered, and in particular all application and renewal fees, taxes, charges, payments and all other steps required for the registration, maintenance or protection of such rights have been paid or taken on time (whether by or on behalf of the Company, or any other person).

13.11     The Warrantors are not aware of any circumstances under which any registration falling within the Company IPR may be rendered invalid on the grounds that the application for such registration was filed fraudulently or in bad faith.

13.12     Except as Disclosed in the Licence Agreements, the Warrantors are not aware of any circumstances under which a third party has the benefit of a waiver or consent which may limit the enforcement of any part of the Company IPR.

13.13     Nothing is due to be done within ninety days of Completion the omission of which would jeopardise the maintenance or prosecution of any of the Company IPR or the Licensed IPR which are registered or the subject of an application for registration.

13.14     There are and have been no oppositions, claims, attacks, challenges, disputes or proceedings (actual, pending or threatened) in relation to the ownership, validity or use (including licensing) of the Company IPR or, so far as the Warrantors are aware, the Licensed IPR, and so far as the Warrantors are aware there are no facts, matters or circumstances which could give rise to any of the foregoing.

13.15     The Company is not in the process of (which includes discussing or negotiating) the transfer or assignment of any of the Company IPR and/or the Licence Agreements to any third party.

Infringements and disputes

13.16     So far as the Warrantors are aware there is and has been (in the three years prior to Completion) no unauthorised use, misappropriation or infringement by any person (in any jurisdiction) of any Company IPR or, so far as the Warrantors are aware, the Licensed IPR, nor any passing off or actionable act of unfair competition in relation to the business and assets of the Company, nor are the Warrantors aware of anything which is likely to give rise to any of the foregoing.

13.17     The Warrantors are not aware of any trade mark identical or similar to any mark or rights comprised in the Company IPR or the Licensed IPR which is being used by, any person in the same or a similar class of goods or services to that of the Company in any jurisdiction in which the Company has registered, or licenses in, or uses that mark.

13.18     So far as the Warrantors are aware, the activities and affairs of the Company, and of any licensee of Company IPR:

(a)          have not infringed, do not infringe and are not likely to infringe any rights relating to the Intellectual Property Rights of any other person, and no settlement in respect of any claim or dispute (whether or not any assurances or undertakings remain outstanding) has been entered into by the Company or any such licensee;

(b)          have not constituted, do not constitute and are not likely to constitute any breach of confidence, passing off or actionable act of unfair competition; and

(c)          have not given and do not give rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.

13.19     So far as the Warrantors are aware, the entering into of this Agreement and/or the Transaction Documents will not result in the invalidation or termination of, or trigger a payment in respect of any of the Company IPR or the Licensed IPR or the Licence Agreements.

Employees

13.20     All persons employed or retained by or on behalf of the Company who, in the course of their work or duties for the Company, will or might reasonably be expected to bring into existence any Company IPR or things protected by Company IPR, are bound by enforceable agreements by the Company whereby all Intellectual Property Rights which such persons may bring into existence in the course of their usual  work or duties for the Company vest exclusively in the Company without the Company being required to pay any sum whatsoever on account of such rights (other than pursuant to statute), and all such agreements contain terms which prevent such persons disclosing any confidential information or know-how relating to the Company or the Company IPR.

13.21     So far as the Warrantors are aware, all moral rights in respect of the Company IPR have been fully waived in favour of the Company.

13.22     There are no outstanding, pending or threatened actions or claims against the Company for compensation under any applicable law in any jurisdiction (including section 40 of the Patents Act 1977).

Confidentiality

13.23     So far as the Warrantors are aware, all material confidential information (including know-how and trade secrets) relating to or owned or used by the Company has been kept confidential and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information, true and complete details of which undertakings are included in the Disclosure Bundle) or in the usual course of business.

13.24     There is and has been no infringement by any person (in any jurisdiction) of any rights relating to any confidential information or know-how of the Company, nor are the Warrantors aware of anything which is likely to result in any such infringement.

13.25     The Company is not a party to any agreement or arrangement which imposes on it a restriction on the use or disclosure of any confidential information other than in the usual course of business.

13.26     So far as the Warrantors are aware, the Company has not at any time made any unauthorised use of any confidential information or know-how of any other person.

14.          Information technology

14.1       In this Warranty 14:

(a)        “Good Industry Practice” means the exercise of that degree of skill, care, prudence, efficiency, foresight and timeliness as would be expected from a company of comparable size, business, resources and experience within the relevant industry or business sector;

(b)        “IT System” means all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by or to the Company;

(c)        "IT Contracts" means all arrangements, agreements and commitments (in writing or otherwise) under which any third party (including any source code deposit agents) provides any element of, or services relating to, the IT System, including leasing, hire-purchase, licensing and purchase agreements in connection with any hardware, software or other assets, and agreements for software development, IT or software consultancy, outsourcing, disaster recovery, website design, source code deposit, networking, facilities management, bureau services, and maintenance or support.

(d)        “NIS Regulations” means the Network and Information Systems Regulations 2008 (SI 506/2018);

(e)        “Security Incident” means any event having an actual adverse effect on the security of the IT System and/or the Systems Data;

(f)        “Supplier” means the supplier under any IT Contract which, for this purpose, shall include all higher-level arrangements and agreements in the relevant supply chain concerning the supply element of, or services relating to, the IT System and/or the Systems Data; and

(g)        “Systems Data” means the digital data (including personal and non-personal data) stored, processed, retrieved or transmitted by any element of the IT System.

IT System

14.2       Details of the IT System are included and identified as such in the spreadsheet named "6.1.2 Software assets" and folders 14.2 and 11.5 of the legal documents folder of the Disclosure Bundle.

14.3       Save to the extent expressly set out in the IT Contracts, the Company is (a) the exclusive legal and beneficial owner of the IT System free from encumbrances or equities, and the Company has obtained or  (b) a licensee of necessary rights from third parties to enable it to make use of the IT System.

14.4       So far as the Warrantors are aware, the elements of the IT System:

(a)          are and have at all times (save for temporary pre-planned maintenance) been functioning in good working order and in material accordance with all applicable specifications;

(b)          are not materially defective and have not been materially defective during the last three years;

(c)          do not contain any software virus and have not been infected by any software virus or accessed by any unauthorised person; and

(d)          include sufficient user information to enable appropriately  trained personnel in the field to use and operate the IT System without the need for further assistance.

14.5       The Company has implemented appropriate procedures in accordance with Good Industry Practice (including in relation to off-site working and backing up of files) for ensuring the internal and external security of the IT System and the confidentiality and integrity of all data stored in it.

Functionality of IT System

14.6       The IT System has the capacity and performance capability to undertake and carry out all the processing and other functions required for the current business, activities and operations of the Company.

14.7       The performance and functionality of the IT System (and any other equipment and systems owned or used by the Company which depend on date-programmed control devices) has not been affected and, so far as the Warrantors are aware, will be unaffected by any changes in dates (past, present or future).

14.8       The employees of the Company include a sufficient number of technically competent and trained persons to ensure proper handling, operation and monitoring of the IT System.

Software matters

14.9       True and complete details are included and identified as such in the Disclosure Bundle of all items of software comprising part of the IT System which have been developed or are in the process of being developed in-house by the Company.

14.10     All software development carried out by or on behalf of the Company has been and is being carried out entirely by employees of the Company, and no freelance personnel or outside consultants or contractors were or are engaged in such development.

14.11     Save for any open source software or licensed software each as included in the Disclosure Bundle, no software developed or owned by any person other than the Company is incorporated within the software referred to in Warranty 14.9.

14.12     The Company has sole and unencumbered possession and control of the source code of all proprietary software developed by employees of the Company or has the right to gain access to source code of bespoke software created on its behalf, under the terms of source code deposit agreements entered into with the owners of the rights in the relevant software and reputable deposit agents (true and complete copies of which are included in the Disclosure Bundle) and has not disclosed such code to third parties.

14.13     So far as the Warrantors are aware, no open source, "copyleft", or other similarly licensed software, materials or other technology has been licensed to, used, developed or licensed out by the Company,  in a manner that: (i) causes the Company to have any duty or obligation to deliver, license or make available the source code for the software referred to in Warranty 14.9 to any third party (and no event has occurred, and no circumstance or condition exists under any such license agreement or contract granting rights to open source that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the source code for any software referred to in Warranty 14.9 to a third party), (ii) materially limits the Company's freedom to seek full compensation in connection with marketing, licensing, and distributing such applications; or (iii) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer such software by its terms (and not by operation of law).

IT Contracts and other contracts

14.14     Copies or details of the IT Contracts and of all licences, agreements, authorisations and permissions (in whatever form and whether express or implied) under which any person is licensed or otherwise permitted by the Company to use or exploit any rights in any software comprised in the IT System are included in the Disclosure Bundle, and, so far as the Warrantors are aware, all such contracts, licences and agreements:

(a)          are enforceable in accordance with their respective terms;

(b)          have not been the subject of any breach or default by any party or of any event which, with the giving of notice or lapse of time, would constitute a default; and

(c)          are not the subject of any claim, dispute or proceedings (whether actual, pending or threatened).

14.15     The Warrantors are not aware of anything as a result of which any of the IT Contracts may not be renewed on the same or substantially the same terms when they expire without any material expenditure arising or being required on the part of the Company.

Maintenance and disaster recovery

14.16     The IT System is properly and regularly maintained and has the benefit of appropriate servicing, maintenance and support agreements with a reputable and independent service provider (not being the Warrantors or Directors or any Connected Party of any of them), true and complete details in all material respects which (together with copies of any test run reports) are included in the Disclosure Bundle, and none of which agreements are terminable by the service provider on less than two years' notice.

14.17     The Company has in place and regularly reviews a comprehensive disaster recovery plan, a true and complete copy of which is included in folder 6.7.2 (Business Continuity) of the legal folder of the Disclosure Bundle, and which complies with Good Industry Practice and which, so far as the Warrantors are aware, would enable the business of the Company to continue without any material interruption if there were significant damage to or destruction of some or all of the IT System.

Effect of this Agreement

14.18     So far as the Warrantors are aware, the entering into of this Agreement and/or the Transaction Documents (i) will not result in the invalidation or termination of, or otherwise materially affect or prejudice, any of the contracts, agreements or licences referred to in Warranty 14.14, or any of the servicing, maintenance and support or disaster recovery agreements referred to in Warranties 14.16 or 14.17, or (ii) otherwise adversely affect or prejudice the IT System.

14.19     Upon entering into this Agreement and the Transaction Documents, the Buyer will, through its ownership of the Sale Shares, have control over the IT System and will be able to secure its continued operation without any impairment, interruption or loss of functionality, and without any reliance upon any of the Warrantors or Directors or any Connected Party of any of them.

Websites and domain names

14.20     Details are included in the Disclosure Bundle of all:

(a)          domain names and other addresses in connection with the internet or world wide web; and

(b)          wikis, blogs, microblogs, social networking sites and other forms of social media,

in each case held or registered by the Company (in any part of the world).

14.21     The Company's use of each of the facilities referred to in Warranty 14.20 complies and has complied fully with the respective terms and conditions of the provider of such facility.

14.22     All websites operated by or on behalf of the Company comply in all material respects with the Electronic Commerce (EC Directive) Regulations 2002, and, if the Company sells online to customers, the Consumer Protection (Distance Selling) Regulations 2000.

Cybersecurity

14.23     During the five year period up to and including the date of this Agreement, the Company has not suffered any Security Incident having a substantial or significant impact on the continuity of the business of the Company.

14.24     The Company has in place and regularly reviews:

(a)          a monitoring programme which enables the Company to effectively detect, prioritise, and report Security Incidents on a continuous 24/7 basis; and

(b)          a data security breach and response plan, a true and complete copy of which is included in folders 5.5.3 of the legal folder and 9.8 of disclosure documents folder of the Disclosure Bundle, and which complies with Good Industry Practice and which, so far as the Warrantors are aware, would enable the Company to effectively mitigate any Security Incident, and the effects of any Security Incident on the business of the Company.

14.25     So far as the Warrantors are aware, he Company is not, or has not been, an operator of essential services or a relevant digital service provider as defined in the NIS Regulations and has no reason to believe it would be so classified in the future.

14.26     So far as the Warrantors are aware, the Company has complied with, and has established and fully implemented, in accordance with Good Industry Practice, any procedures necessary to ensure continued full compliance with, all relevant and applicable requirements of the NIS Regulations (“Cybersecurity Procedures”) and has taken due regard of all official published guidance relevant to such Cybersecurity Procedures.

14.27     So far as the Warrantors are aware, the Company and each of its Suppliers has either:

(a)          never suffered any incident which is notifiable under the NIS Regulations (“NIS Incident”); or

(b)          suffered an NIS Incident, true and complete details of which are included and identified as such in the Disclosure Bundle, and has complied with all notification requirements within the timescales specified under the NIS Regulations and all advice, recommendations and guidance received in respect of such NIS Incident, and is not aware of any unsettled liability remaining in respect of any NIS Incident.

14.28     The Company has not in the five year period preceding the date of this Agreement:

(a)          received any notice, request, correspondence or other communication from any governmental or state agency, body, department, board, official or entity exercising regulatory or supervisory authority pursuant to the NIS Regulations or been subject to any enforcement action (including any fines or other sanctions), in each case relating to a breach or alleged breach of their obligations under the NIS Regulations;

(b)          received any claim, complaint, correspondence or other communication from any other person claiming or alleging, or otherwise relating to, any breach (or suspected breach) of the NIS Regulations; or

(c)          failed any regulatory inspections undertaken in connection with the NIS Regulations to which it has been subject.

15.          Data Protection

15.1       In this Warranty 15:

(a)          "Data Protection Authority" means each body responsible for the enforcement of the Data Protection Legislation;

(b)          "Data Protection Legislation" means (i) the GDPR; (ii) any legislation in force from time to time which implements or is related to the European Community's Directive 2002/58/EC concerning the processing of personal data and the protection of privacy in the electronic communications sector; and (iii) any applicable legislation in force from time to time in any relevant jurisdiction relating to privacy or the processing of Personal Data;

(c)          "GDPR" General Data Protection Regulation (EU) 2016/679 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data; and

(d)          "Personal Data" has the meaning given it in the Data Protection Legislation.

Registration and Fees

15.2       Each Group Company has made all notifications and registrations, and paid all applicable data protection fees required by the Data Protection Legislation, and such notifications, registrations and payments are adequate in respect of Personal Data processed by it.

Compliance

15.3       So far as the Warrantors are aware, each Group Company has complied in the last three years with all applicable requirements of the Data Protection Legislation.

15.4       So far as the Warrantors are aware, each Group Company has, in the last three years, complied with or validly refused all requests from individuals to exercise their rights under the Data Protection Legislation.

15.5       To the extent required under the Data Protection Legislation, each Group Company has obtained the prior consent of subscribers or users in all cases where the Group Company has stored information, or gained access to stored information, on the terminal equipment of such subscribers or users.

Enforcement

15.6       No Group Company has received any notice alleging non-compliance with any Data Protection Legislation from any Data Protection Authority and no order has been made against any Group Company for the rectification, blocking, erasure or destruction of any data under any Data Protection Legislation.

15.7       No Group Company has been involved in a material dispute with an individual in respect of any infringement or alleged infringement of the Data Protection Legislation and no claim for compensation has been awarded against, or voluntarily paid by, any Group Company.

Security and Processing

15.8       So far as the Warrantors are aware, there are, and in the past three years there have been, no instances of accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, Personal Data stored or otherwise processed by a Group Company.

16.          Employment

16.1       In this Warranty 16:

"Employee" means employees and workers, within the meanings given to those terms respectively in section 230 of the Employment Rights Act 1996, and independent contractors engaged by the Company;

"Coronavirus Job Retention Scheme" means the scheme introduced by the UK Government in response to the COVID-19 pandemic, which allows employers to receive payments in respect of a percentage of employment related costs of Furloughed Employees and all laws, directions and guidance that pertain to the implementation and use of the scheme that have been enacted or issued in the UK from time to time; and

"Furloughed Employees" means Employees who have agreed with the Company to cease all work in relation to their employment for a period or periods and in relation to whom the Company has made one or more claims under the Coronavirus Job Retention Scheme at any time prior to Completion.

16.2       The schedule of employees disclosed as 7.1.2 in the Disclosure Bundle gives true anonymised particulars of each of the current Employees and the principal terms of their contracts, including (where applicable), length of service, notice period, remuneration or fee payable and other benefits (including any bonus or other incentive schemes).

16.3       No Employee of the Group is employed by Grey Matter (EMEA) Limited and no Employee works in Ireland on behalf of the Company or any Group Company.

16.4       No offer of a contract has been made by the Company to, but not yet accepted by, any individual who would thereby become an Employee.

16.5       No current officer or Employee of the Company has given or received notice terminating his appointment or contract.

16.6       Neither the sale of the Sale Shares to the Buyer nor Completion will entitle any officer or senior Employee to receive any payment or other benefit or, so far as the Warrantors are aware, result in any officer or senior Employee leaving the Company.

16.7       True anonymised but otherwise complete copies of all terms of employment and contracts relating to the current Employees, and all staff handbooks, policies, procedures and similar documents applicable to the Employees are included in folder 7 of the legal folder of the Disclosure Bundle.

16.8       So far as the Warrantors are aware, no person is or has at any time been, or claimed to be, an employee shareholder in relation to the Company within the meaning given by Section 205A of the Employment Rights Act 1996.

16.9       No individual has become, or ceased to be, an Employee since the Accounts Date.

16.10     Since the Accounts Date (or, if later, the date on which the officer was appointed or the Employee was engaged, as the case may be):

(a)          no change has been made in the rate of remuneration or any benefits of any officer or Employee of the Company; and

(b)          no change has been made in any other terms of employment or engagement of any officer or Employee of the Company.

16.11     Since the Accounts Date, no bonus, profit share or similar payment has been made to any officer or Employee of the Company (and no agreement or arrangement has been made for any such payment).

16.12     The Company does not have any legal obligation:

(a)          to make any payment to or on behalf of, or to confer any benefit on, any officer or Employee (other than as set out in the schedule of employees referred to in Warranty 16.2 or the contracts referred to in Warranty 16.7) save for reimbursement of expenses properly incurred for the purposes of the Company; or

(b)          to change the rate of remuneration or benefits of or otherwise vary the contract of any officer or Employee; or

(c)          to make any bonus or incentive payment to or on behalf of any officer or Employee at any future date; or

(d)          to make any payment or confer any benefit in connection with the actual or proposed termination or suspension of any officer or Employee.

16.13     No negotiations for any increase in the remuneration or benefits of any officer or Employee of the Company are current or would, in the normal course of events, take place within six months after Completion.

16.14     The Company does not have in existence or participate in and is not proposing to introduce or participate in any share incentive, share option, profit-sharing or similar scheme for all or any of its officers or Employees.

16.15     There are no employee benefit trusts, family benefit trusts or similar arrangements established by the Company under which any officer or Employee (or any of their respective nominees or associates) may benefit.

16.16     So far as the Warrantors are aware, there are no outstanding claims or complaints against the Company by any officer or Employee of the Company or any dispute between the Company and a material number or class of Employees or any trade union or association representing employees and the Warrantors are not aware of anything likely to give rise to any such claim, complaint or dispute.

16.17     So far as the Warrantors are aware, in the last five years, there have been no allegations, complaints or claims of sexual harassment made against any current or former officer or Employee of the Company and, as far as the Warrantors are aware, there are no facts or circumstances likely to give rise to any such allegations, complaints or claims.

16.18     The Company has appropriate policies, procedures and systems in place to enable Employees to report any incidents, allegations, complaints or claims of sexual harassment and these policies, procedures and systems have been properly implemented.

16.19     The Company is not a party to a settlement agreement with a current or former officer or Employee of the Company related to allegations of sexual harassment by any officer or Employee of the Company.

16.20     No Employee has been dismissed within the period of six months prior to the date of this Agreement.

16.21     No past Employee, and no Employee absent on maternity leave, sick leave or on other grounds, has a right to return to work or has or may have a right to be reinstated or re-engaged by the Company.

16.22     No officer or Employee of the Company is the subject of disciplinary proceedings or has received an oral or written warning (other than a warning that has lapsed) or has brought or is the subject of a grievance under the Company's grievance procedure.

16.23     So far as the Warrantors are aware, the Company has not made or arranged any loan to, and is not owed moneys by, any of its officers or Employees.

16.24     So far as the Warrantors are aware, there are no sums owing by the Company to any of its officers or Employees other than reimbursement of expenses properly incurred for the purposes of the Company, salaries or wages for the current period and holiday pay for the current holiday year.

16.25     There is no plan, scheme, commitment or practice relating to redundancy affecting any Employee which is more generous than that required by applicable legislation.

16.26     The Company has, in relation to each of its officers and Employees complied with all material legal obligations imposed on it.

16.27     Each Employee who requires permission to work in the UK has current and appropriate permission to work in the UK.

16.28     The Company has not been the transferee or transferor in any transfer of employment to which the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 apply.

16.29     The Company has not furloughed any Employees or utilised the Coronavirus Job Retention Scheme.

17.          Pensions

17.1       In this Warranty 17, the "Pension Scheme" means the Group personal pension scheme operated by Royal London.

17.2       Other than the Pension Scheme, there is no superannuation, retirement benefit or other fund, scheme or arrangement to which the Company contributes, has ever been or could become liable to contribute under which any current or former employee or director of any Group Company or the surviving spouse or civil partner, child or dependant of any such employee or director is or could become entitled to benefits of any kind upon retirement, death, incapacity or on the attainment of a specified age or the completion of a specified number of years of service (whether or not individual is or continues in service), and the Company is not and could not become under any legal liability or voluntary commitment to pay or provide such a benefit other than through the Pension Scheme.

17.3       The Company has not, during the period of three years preceding the date of this Agreement, made any ex-gratia payments to any of its former employees or directors or to the surviving spouse or civil partner, child or dependant of any such employee or director nor is it under any obligation to make any such payments in the future.

17.4       In relation to the Pension Scheme, materially full and accurate information has been included in the Disclosure Bundle, sufficient to enable the Buyer to identify any and all benefits payable under the Pension Scheme in respect of the Employees.

17.5       The Company has not promised or announced any change to the Pension Scheme or the benefits payable under it or the contributions payable to it and has not promised or announced the introduction of any new scheme or arrangement for the provision of benefits such as are referred to in Warranty 17.2.

17.6       The only benefits provided under the Pension Scheme are money purchase benefits within the meaning of section 181 of the Pension Schemes Act 1993   and the rate at which the Company contributes to the Pension Scheme has been disclosed to the Buyer, and all amounts payable to or in respect of the Pension Scheme (including any fees, expenses, insurance premiums and taxes) have been paid.

17.7       No discretion or power has been exercised under the Pension Scheme to augment any benefit or provide a benefit which would not otherwise be provided.

17.8       The Pension Scheme is a registered pension scheme for the purposes of Part 4 of the Finance Act 2004 and so far as the Warrantors are aware there are no grounds on which the Pension Scheme might be de-registered.

17.9       The Pension Scheme is not, and has never been, a salary related contracted-out scheme within the meaning of the Pension Schemes Act 1993.

17.10     The Company has at all times materially complied with its obligations under the Pension Scheme, with all other legal and regulatory requirements (including those relating to equal treatment, access to membership and data protection) in relation to the Pension Scheme.

17.11     The Company:

(a)          has not been issued with a contribution notice under section 38, or a financial support direction under section 43, of the Pension Act 2004 and, so far as the Warrantors are aware, there are no circumstances likely to give rise to such notice or direction; and

(b)          is not and has not been an employer in relation to an occupational pension scheme for the purposes of section 38 or 43 of the Pensions Act 2004 and is not and has not been connected with, or an associate of, such an employer in relation to an occupational pension scheme.

17.12     Save for routine and undisputed claims for benefit, so far as the Warrantors are aware no claim, dispute, complaint or investigation (including ombudsman proceedings or investigation by the Pensions Regulator) has arisen or been threatened in relation to the Pension Scheme or the provision of benefits to or in respect of any current or former employee or director of the Company and so far as the Warrantors are aware there is no reason why any such claim, dispute, complaint or investigation should arise.

17.13     The Company has materially complied with its auto-enrolment obligations under Part 1 of the Pensions Act 2008 and regulations thereunder.

Part 3

Tax Warranties

1.            General

1.1         All notices, returns, reports, accounts, computations, statements, assessments, claims, disclaimers, elections and registrations and any other information required by law to have been submitted by the Company to any Tax Authority for the purposes of Tax have been made on a proper basis, contained all information required by law, were submitted within applicable time limits and were accurate and complete in all material respects.

1.2         None of the above is the subject of any dispute with, or the subject of any enquiry by, any Tax Authority. So far as the Warrantors are aware, there are no circumstances which make it likely that any such dispute or enquiry will commence.

1.3         All Tax for which the Company has been liable to account has been duly paid (insofar as such Tax ought to have been paid) and no penalties, fines, surcharges or interest have been incurred within the last four years.

1.4         The Company maintains complete and accurate records, invoices and other information in relation to Tax as it is required to maintain; such documents meet all legal requirements and enable the Tax liabilities of the Company to be calculated accurately in all material respects.

1.5         All Tax deductible or accountable under the PAYE system (or any non-UK payroll tax system), the construction industry scheme (or corresponding non-UK scheme) and/or any other Tax Statute (as defined in the Tax Covenant), has, so far as required to be deducted, been deducted from all payments made by the Company. All amounts due to be paid to the relevant Tax Authority before the date of this Agreement have been so paid.

1.6         No payments or loans have been made to, or assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee (or anyone linked with such employee or former employee) of the Company by an employee benefit trust or another third party, falling within the provisions of Part 7A to ITEPA 2003 (or any corresponding non-UK legislation), and there are no other arrangements falling within Part 7A to ITEPA 2003.

1.7          No Tax Authority has operated or agreed to operate any special arrangement, concession, agreement or practice (being one not based on relevant legislation or published practice) in relation to the affairs of the Company.

1.8         No transaction in respect of which any consent or clearance from any Tax Authority was required or sought has been entered into or carried out by the Company without such consent or clearance having been properly obtained. Any transaction for which such consent or clearance was obtained has been carried out in accordance with the terms of such consent or clearance and the application in respect of which such consent or clearance was based and at a time when such consent or clearance was valid and effective.

1.9         The Company is not, and, so far as the Warrantors are aware, nor will it become, pursuant to any arrangements entered into prior to Completion, liable to make to any person (including any Tax Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person.

1.10       The Accounts make proper provision or reserve within generally accepted accounting principles for all Tax for which the Company is accountable at that date. Proper provision has been made and shown in the Accounts for deferred tax in accordance with generally accepted accounting principles.

1.11       The Company has not entered into, given or made any indemnity, warranty, guarantee, covenant or election under which it has agreed, or can be procured, to meet or pay a sum equivalent to or by reference to another person’s liability to Tax.

2.            Chargeable gains

None of the assets of the Company shown in the Accounts has been subject to a claim for roll-over relief or subject to an intra-group transfer on a no gain/no loss basis and no election, claim or other tax filing has been made the effect of which is that the allowable acquisition cost of any asset of the Company is (or is deemed to be) for tax purposes reduced.

3.            Employment taxes

3.1         Save as Disclosed in the Disclosure Letter pursuant to Warranty 3.4 below, there are no employment related securities, interests in securities or securities options (as those terms are defined in Part 7 of ITEPA 2003 or any corresponding non-UK legislation) held by employees or officers of the Company (including any person who was or is a former or prospective officer or employee of the Company and including any associated person as defined in section 421C of ITEPA 2003).

3.2         None of the Company, or any employee benefit trust or other third party has made, or agreed to make, any payment to, or provided or agreed to provide any benefit for, any director, officer or employee, or former director, officer or employee (or associate of any of the foregoing) of the Company, whether as compensation for loss of office, termination of employment or otherwise, which is not allowable as a deduction in calculating the profits of the Company for Tax purposes, whether up to or after the Accounts Date.

3.3         The Company does not participate in a scheme under section 713 of ITEPA 2003 (or any corresponding non-UK legislation).

3.4         Save for the Optionholder, no employment related securities or securities options (as defined in Part 7 of ITEPA 2003) have been issued, granted or transferred by any person in connection with any current, former or proposed employment or office with the Company which may on Completion give rise to a liability of the Company to account for PAYE income tax or national insurance contributions (or equivalent liabilities in any other jurisdiction).

3.5         The Disclosure Letter contains details of all schemes approved by HM Revenue & Customs under Schedules 2, 3 and 4 to ITEPA 2003 or notified to HM Revenue & Customs as meeting the relevant statutory requirements (Tax-advantaged Schemes) and of all options granted under Schedule 5 to ITEPA 2003 ("EMI Options"). So far as the Warrantors are aware, there are no circumstances under which a Tax-advantaged Scheme may not meet or may cease to meet the relevant statutory requirements, or which might cause a disqualifying event under section 534 of ITEPA 2003 in respect of any EMI Options.

4.            Loan relationships

4.1          All financing costs, including interest, discounts and premiums payable by the Company in respect of its loan relationships or other financings are eligible to be brought into account by the Company in accordance with the loan relationship rules contained in Part 5 of Corporation Tax Act 2009.

5.            Close companies

No loans or advances have ever been made, or agreed to be made by the Company within sections 455, 459 and 460 of Corporation Tax Act 2010.

6.            Groups

6.1         The Company is not, nor will be, obliged to make or entitled to receive any payment for the surrender of group relief as defined in section 183 of Corporation Tax Act 2010 in respect of any period ending on or before Completion.

6.2         The Company has neither entered into, nor agreed to enter into, an election pursuant to section 171A of Taxation of Chargeable Gains Act 1992, paragraph 16 of Schedule 26 to the Finance Act 2008, or section 792 of Corporation Tax Act 2009 (or paragraph 66 of Schedule 29 to the Finance Act 2002) (or in each case pursuant to any corresponding non-UK legislation).

6.3          Neither the execution nor completion of this agreement, nor any other event since the Accounts Date, will result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company for Tax purposes or to the clawback of any relief previously given.

6.4          The Company has never been party to any arrangements pursuant to sections 59F of the Taxes Management Act 1970 (group payment arrangements) (or any corresponding non-UK group payment arrangements in respect of Tax).

7.            Intangible Assets

7.1         No claims or elections have been made by the Company under Chapter 7 of Part 8 of CTA 2009, or section 827 of CTA 2009 in respect of any intangible fixed asset of the Company.

8.            Company residence and overseas interests

8.1         The Company has, since its incorporation, been resident solely in the jurisdiction of its incorporation for all Tax purposes and has not, at any time, been treated as resident in any other jurisdiction for the purposes of any double tax arrangements or for any other Tax purposes.

8.2          The Company has never held shares in a company which is not resident for all Tax purposes in the jurisdiction of such company's incorporation and the Company has never had (and no Tax Authority has ever asserted that it has had) a permanent establishment or other taxable presence outside the jurisdiction of its incorporation.

8.3         The Company does not have, and has never had, any Tax liability outside the jurisdiction of its incorporation.

9.            Transfer pricing

Any Company incorporated in the United Kingdom is and has at all relevant times been a small or medium-sized enterprise within the meaning of section 166 Taxation (International and other Provisions) Act 2010 in respect of which none of the exceptions listed in section 166(2) of that Act applies, and no Company incorporated outside the United Kingdom is or has at any time been required under any transfer pricing legislation to make any adjustment for tax purposes to the price or the terms of any arrangement nor been required to make any other tax filing pertaining to transfer pricing.

10.          Anti-avoidance

10.1       The Company has never knowingly been a party to, nor has otherwise knowingly been involved in, any transaction, scheme or arrangement designed wholly or mainly or containing steps or stages having no commercial purpose and designed wholly or mainly for the purpose of avoiding or deferring Tax or reducing a liability to Tax (including any liability to account under the PAYE system or any payroll tax system outside the United Kingdom).

10.2       The Company has never entered into any notifiable arrangements for the purposes of Part 7 of the Finance Act 2004 or any notifiable schemes for the purposes of Schedule 11A to the Value Added Tax Act 1994 ("VATA 1994").

10.3       No person, acting in the capacity of an Associated Person (as defined in section 44(4) of the Criminal Finances Act 2017 (“CFA 2017”)) of the Company has committed:

(a)          a UK tax evasion facilitation offence under section 45(5) of the CFA 2017; or

(b)          a foreign tax evasion facilitation offence under section 46(6) of the CFA 2017.

10.4       The Company has in place (and has had in place at all times since 30 September 2017) such prevention procedures (as defined in sections 45(3) and 46(4) of CFA 2017) as are proportionate to its business risk and are in line with any guidance published from time to time pursuant to section 47 of CFA 2017.

10.5       Neither the Company nor any of its Associated Persons is or has been the subject of any investigation, inquiry or enforcement proceedings regarding any offence or alleged offence under Part 3 of the CFA 2017, and no such investigation, inquiry or enforcement proceedings have been threatened or are pending and so far as the Warrantors are aware there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

11.          Secondary liabilities

The Company is not, and so far as the Warrantors are aware will not become, liable to pay or make reimbursement or indemnity in respect of any Tax for which it is not primarily liable in consequence of the failure by any other person to discharge that Tax within any specified period or otherwise.

12.          Inheritance tax

No asset owned by the Company, nor the Sale Shares, is subject to any Inland Revenue charge as mentioned in sections 237 and 238 of the Inheritance Tax Act 1984 (IHTA 1984) or is liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA 1984 or any equivalent sale, mortgage or charge imposed in any other jurisdiction.

13.          Value Added Tax

13.1       Grey Matter Limited and Grey Matter (EMEA) Ltd are registered for the purposes of VAT.

13.2       No Group Company, other than Grey Matter Limited and Grey Matter (EMEA) Ltd, is or has ever been registered for the purposes of VAT.

13.3       No Group Company is, or has ever been, a member of a group of companies for the purposes of VAT.

13.4       So far as the Warrantors are aware, Grey Matter Limited and Grey Matter (EMEA) Ltd have complied in all material respects with applicable VAT law and in particular have correctly categorised all supplies they have made for VAT purposes and have properly claimed and recovered input tax (and have never recovered any amount as input tax to which it was not so entitled).

13.5       All supplies made by Grey Matter Limited and Grey Matter (EMEA) Ltd are taxable supplies.  Neither Grey Matter Limited nor Grey Matter (EMEA) has ever been denied full credit for all input tax paid or suffered by it (other than in relation to input tax in to which Value Added Tax (Input Tax) Order 1992/3222 applies (such as business entertainment expenses)).

13.6       Grey Matter Limited does not own any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995 (or any corresponding legislation outside the UK) and which are or could be subject to adjustment under such scheme by reference to the company’s period of ownership of such asset, and has not exercised any option to tax under Part 1 of Schedule 10 to the VATA 1994 (or under any corresponding legislation outside the UK).

14.          Stamp duty and stamp duty land tax

14.1       Any document that may be necessary or desirable in proving the title of the Company to any asset which is owned by the Company at the date of this Agreement, is duly stamped for stamp duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

14.2       Neither entering into this agreement nor Completion will result in the withdrawal of a stamp duty or stamp duty land tax relief granted on or before Completion which will affect the Company.

14.3       The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48 of the Finance Act 2003) acquired or held by the Company before the date of this agreement in respect of which the Warrantors are aware that an additional land transaction return will be required to be filed with a Tax Authority and/or a payment of stamp duty land tax made on or after the date of this Agreement.

15.          Covid 19

The Disclosure Letter sets out details of any of the measures introduced by any government to assist businesses with their tax affairs in response to the COVID-19 pandemic, which the Company has claimed, or from which it has benefitted or on which it otherwise sought to rely, and the Company was eligible and entitled to make such claims and has complied in all respects with all requirements pertaining to such claims.

Schedule 6

Buyer Warranties

1.            Incorporation

1.1         The Buyer is duly incorporated and validly existing under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.

2.            Corporate power and authority

2.1         The Buyer has the legal right, corporate power and authority to enter into and to exercise its rights and perform its obligations under the Agreement and any agreement entered into pursuant to the terms of this Agreement and the Transaction Documents and the provisions of this Agreement and any agreement entered into pursuant to the terms of this Agreement, constitute valid and binding obligations on the Buyer and are enforceable against the Buyer, in accordance with their respective terms.

3.            Due authorisation, execution and delivery

3.1         The Buyer has duly authorised, executed and delivered this Agreement and will, at Completion, have authorised, executed and delivered any agreements to be entered into pursuant to the terms of this Agreement.

4.            No breach

4.1         The execution and delivery by the Buyer of, and the performance by the Buyer of its obligations under, this Agreement and any agreement entered into pursuant to the terms of this Agreement will not:

(a)          result in a breach of or conflict with any provision of its articles of association or equivalent constitutional documents;

(b)          result in a material breach of, or constitute a material default under, any instrument to which it is a party or by which it is bound; nor

(c)          result in a breach of any Applicable Laws or regulations or of any order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction;

5.            Consents

5.1         All consents, permissions, authorisations approvals and agreements of third parties and all authorisations, registrations, declarations, filings with any governmental department, commission, agency or other organisation having jurisdiction over the Buyer which are necessary for the Buyer to obtain in order to enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement in accordance with its terms, have been unconditionally obtained in writing and have been disclosed in writing to the Sellers.

6.            Proceedings

6.1         There are no:

(a)          outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting the Buyer or any of its group undertakings;

(b)          lawsuits, actions or proceedings pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer or any of its group undertakings; or

(c)          investigations by any governmental or regulatory body which are pending or threatened against the Buyer or any of its group undertakings, so far as the Buyer is aware,

and which, in each case, has or could have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement or any agreement entered into pursuant to the terms of this Agreement.

7.            Solvency

7.1         No order has been made, petition presented or meeting convened for the winding up of the Buyer or any of its group undertakings, nor any other action taken in relation to the appointment of an administrator, liquidator, receiver, administrative receiver, compulsory manager or any provisional liquidator (or equivalent in any other jurisdiction) (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors or shareholders or any other contributors), and there are no proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under Applicable Laws, would justify any such proceedings.

7.2         No voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of the Buyer and no compromise or arrangement has been proposed, agreed to or sanctioned under part 26 of the Companies Act 2006 in respect of the Buyer.

7.3         The Buyer is not insolvent or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986.

7.4         No event of step analogous to any of those set out in this paragraph 7 has occurred in any jurisdiction.

8.            Financing

8.1         The Buyer has (and at Completion will have) immediately available on an unconditional basis (other than being conditional on Completion occurring) the necessary cash resources to meet its obligations under this Agreement.

Schedule 7

Guarantor Warranties

1.            Incorporation

1.1         The Guarantor is duly incorporated and validly existing under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.

2.            Corporate power and authority

2.1         The Guarantor has the legal right, corporate power and authority to enter into and to exercise its rights and perform its obligations under the Agreement and any agreement entered into pursuant to the terms of this Agreement and the Transaction Documents and the provisions of this Agreement and any agreement entered into pursuant to the terms of this Agreement, constitute valid and binding obligations on the Guarantor and are enforceable against the Guarantor, in accordance with their respective terms.

3.            Due authorisation, execution and delivery

3.1         The Guarantor has duly authorised, executed and delivered this Agreement and will, at Completion, have authorised, executed and delivered any agreements to be entered into pursuant to the terms of this Agreement.

4.            No breach

4.1         The execution and delivery by the Guarantor of, and the performance by the Guarantor of its obligations under, this Agreement and any agreement entered into pursuant to the terms of this Agreement will not:

(a)          result in a breach of or conflict with any provision of its articles of association or equivalent constitutional documents;

(b)          result in a material breach of, or constitute a material default under, any instrument to which it is a party or by which it is bound; nor

(c)          result in a breach of any Applicable Laws or regulations or of any order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction;

5.            Consents

5.1         All consents, permissions, authorisations approvals and agreements of third parties and all authorisations, registrations, declarations, filings with any governmental department, commission, agency or other organisation having jurisdiction over the Guarantor which are necessary for the Guarantor to obtain in order to enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement in accordance with its terms, have been unconditionally obtained in writing and have been disclosed in writing to the Sellers.

6.            Proceedings

6.1         There are no:

(a)          outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting the Guarantor or any of its group undertakings;

(b)          lawsuits, actions or proceedings pending or, to the knowledge of the Guarantor, threatened against or affecting the Guarantor or any of its group undertakings; or

(c)          investigations by any governmental or regulatory body which are pending or threatened against the Guarantor or any of its group undertakings, so far as the Guarantor is aware,

and which, in each case, has or could have a material adverse effect on the ability of the Guarantor to perform its obligations under this Agreement or any agreement entered into pursuant to the terms of this Agreement.

7.            Solvency

7.1         No order has been made, petition presented or meeting convened for the winding up of the Guarantor or any of its group undertakings, nor any other action taken in relation to the appointment of an administrator, liquidator, receiver, administrative receiver, compulsory manager or any provisional liquidator (or equivalent in any other jurisdiction) (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors or shareholders or any other contributors), and there are no proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under Applicable Laws, would justify any such proceedings.

7.2         No voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of the Guarantor and no compromise or arrangement has been proposed, agreed to or sanctioned under part 26 of the Companies Act 2006 in respect of the Guarantor.

7.3         The Guarantor is not insolvent or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986.

7.4         No event of step analogous to any of those set out in this paragraph 7 has occurred in any jurisdiction.

8.            Financing

8.1         The Guarantor has (and at Completion will have) immediately available on an unconditional basis (other than being conditional on Completion occurring) the necessary cash resources to meet its obligations under this Agreement.

Schedule 8

Tax Covenant

1.            Definitions and Interpretation

1.1         For the purposes of this Tax Covenant:

[***];

[***];

"Accounts Relief" means:

(a)          any Relief that has been included as an asset in the Completion Accounts; or

(b)          any Relief that has been taken into account in computing (and so reducing or eliminating):

(i)           taxable profits for the purposes of the Completion Accounts; or

(ii)          any provision for deferred tax in the Completion Accounts (or which, but for such Relief, would have appeared in the Completion Accounts);

"Buyer's Relief" means:

(c)          any Accounts Relief;

(d)          any Relief which arises in connection with any Event occurring after Completion; and

(e)          any Relief, whenever arising, of the Buyer or any member of the Buyer's Tax Group other than the Company or any of the Subsidiaries;

"Buyer's Tax Group" means the Buyer and any other company or companies which are from time to time treated as members of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose;

"Event" includes (without limitation), the expiry of a period of time, the Company or any of the Subsidiaries becoming or ceasing to be associated or connected with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death or the winding up or dissolution of any person, the earning, receipt or accrual for any Tax purpose of any income, profit or gains, the incurring of any loss or expenditure, and any transaction (including the execution and completion of all provisions of this Agreement), any event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events which, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date;

"ITEPA 2003" means the Income Tax (Earnings and Pensions) Act 2003;

"Liability for Tax" means:

(f)          any liability of the Company or any of the Subsidiaries to make a payment of or in respect of Tax, whether or not the same is primarily payable by the Company or any of the

Subsidiaries and whether or not the Company or any of the Subsidiaries has or may have any right of reimbursement against any other person or persons, in which case the amount of the Liability for Tax shall be the amount of the payment;

(g)          the Loss of any Accounts Relief in which case the amount of the Liability for Tax will be:

(i)           where the Accounts Relief has been included as an asset in the Completion Accounts, but does not fall within paragraph (ii) below, the value of such asset in the Completion Accounts; or

(ii)          where the Accounts Relief is a right to repayment of Tax or to a payment in respect of Tax, the amount of the repayment or payment (in each case including any interest in respect thereof); or

(iii)         in any other case, the amount of Tax which at any time becomes payable, but would have been saved but for such Loss; or

(h)          the use or setting off of any Buyer’s Relief in circumstances where, but for such use or set off, the Company or any of the Subsidiaries would have had a liability to make a payment of or in respect of Tax for which the Buyer would have been able to make a claim against the Warrantors under this Tax Covenant or the Tax Warranties, in which case the amount of the Liability for Tax shall be the amount of Tax for which the Warrantors would have been liable but for such utilisation or set off;

"Loss" means any reduction, modification, loss, counteraction, disallowance or clawback for whatever reason;

"Overprovision" means the amount by which any provision for Tax (other than deferred tax) in the Completion Accounts is overstated (applying the policies and terms on which the Completion Accounts were prepared in accordance with this Agreement), except where such overstatement arises as a result of any:

(a)        change in law;

(b)          change in the accounting bases on which the Company or any of the Subsidiaries values its assets;

(c)        change in the accounting date of the Company or any of the Subsidiaries; or

(d)        voluntary act or omission of the Buyer, the Company or any of the Subsidiaries;

which, in each case (a) to (d) above, occurs after Completion;

"Relief" includes any loss, relief, allowance, credit (including any R&D tax credit or R&D payable tax credit), exemption or set off in respect of Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax or to a payment in respect of Tax (including any interest and/or repayment supplement in respect of such Tax);

"Sellers' Representative" means the Sellers' Representative as appointed under the Agreement;

"Tax" or "Taxation" means all forms of taxation and statutory, national, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK, the Republic of Ireland or any other jurisdiction (including, for the avoidance of doubt, employer's and employee's national insurance contributions, social security contributions, and the apprenticeship levy in the UK or the

Republic of Ireland and corresponding obligations elsewhere) and any penalty, fine, surcharge, interest, charges or costs relating thereto (including in relation to any failure to make or delay in making, or inaccuracy in, any notices, returns, reports, accounts, computations, statements, assessments, claims, disclaimers, elections or registrations, or any other information submitted or which should have been submitted to any Tax Authority for the purposes of Tax);

"Tax Authority" means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax;

"Tax Authority Claim" means any assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Tax Authority, self-assessment or other occurrence from which it appears that the Buyer, the Company or any of the Subsidiaries is or may be subject to a Liability for Tax or other liability in respect of which the Warrantors are or may be liable under this Tax Covenant or the Tax Warranties; and

"Tax Statute" means any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Tax.

1.2         References in this Tax Covenant to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed pursuant to any Tax Statute to have been or treated or regarded as earned, accrued or received.

1.3         It shall be assumed for the purposes of this Tax Covenant (and in particular for calculating any Liability for Tax or any Relief) that the date of Completion is the end of an accounting period of the Company and each of the Subsidiaries for the purposes of section 10 Corporation Tax Act 2009 or for non-UK corporate income tax purposes (as the case may be) and all such adjustments and apportionments as may be required consequent upon such assumption shall be made in assessing liability or making any calculation required under this Tax Covenant.

1.4         References in this Tax Covenant to a repayment of Tax shall include any repayment supplement or interest in respect of it.

1.5         Any liability of the Company or any of the Subsidiaries to repay in whole or in part (together with any liability to pay any interest, fine or penalty in respect of such repayment) any R&D payable tax credit (or other tax credit received), whether repayment is effected by way of payment, set-off, credit or otherwise, shall be treated as a Liability for Tax within paragraph (a) of the definition of that term.

1.6         Any Loss of an Accounts Relief, in circumstances where the Accounts Relief is the right to any R&D payable tax credit (or other tax credit), together with any interest in respect thereof, shall be treated as the Loss of a "payment in respect of Tax".

1.7         [***].

2.            Covenant

2.1         The Warrantors covenant with the Buyer that, subject to the provisions of this Tax Covenant, the Warrantors shall be severally liable to pay to the Buyer an amount equal to any:

(a)          Liability for Tax resulting from or by reference to any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company or any of the Subsidiaries on or before Completion;

(b)          Liability for Tax resulting from or by reference to an Event occurring, or any income profits or gains earned, accrued or received, at any time and for which the Company or any of the Subsidiaries is liable as a result of having at any time before Completion been under the control of any person or associated or connected with any person for any Tax purpose and that person or any other person failing to discharge any liability for Tax;

(c)          Liability for Tax which arises as a result of or in connection with the Employee Pension Payments;

(d)          Liability for Tax which arises as a result of any person (other than the Company or any of the Subsidiaries or a member of the Buyer's Tax Group), making a payment after Completion to any person to the extent that, and in the circumstances where, such payment constitutes remuneration for acts undertaken for, or services rendered to, the Company or any of the Subsidiaries by any current or former officer or employee of the Company or any of the Subsidiaries on or prior to Completion;

(e)          liability of the Buyer, the Company or any of the Subsidiaries to pay or account for Tax (including income tax under the Pay-As-You-Earn system (or any payroll tax system in any other jurisdiction) and/or national insurance contributions (employee's and/or employer's) and/or social security contributions (in each case in the UK, the Republic of Ireland or otherwise), together in each case with any related interest, fines and/or penalties), which arises at any time in respect of any officer or employee or former officer or employee of the Company or any of the Subsidiaries and relates to:

(i)           the acquisition, assignment, exercise, disposal, variation or waiver of any option or other right to acquire shares or an interest in shares in the Company or any of the Subsidiaries granted prior to Completion;

(ii)          the acquisition, disposal, variation, conversion or any other Event occurring in respect of any shares or interest in shares in the Company or any of the Subsidiaries acquired on or before Completion;

(iii)         the acquisition, disposal, variation, conversion or any other Event occurring in respect of any shares or interest in shares in the Company or any of the Subsidiaries acquired after Completion as a result of the exercise of any option or right or the vesting of any interest granted on or before Completion;

(iv)          the failure after Completion by any officer or employee or former officer or employee of the Company or any of the Subsidiaries to make good to the Company or any of the Subsidiaries (as the case may be) after Completion any Tax which should have been accounted for by the Company or any of the Subsidiaries, including where arising in respect of any notional payment as defined in section 222 ITEPA 2003 or otherwise, in respect of any shares, options, rights or interests referred to in any of sub paragraphs (i) to (iii) above;

(f)          Liability for Tax which is a liability for inheritance tax which:

(i)           is a liability of the Company or any of the Subsidiaries and arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whensoever occurring); or

(ii)          gives rise at Completion to a charge on any of the Sale Shares or any of the assets of the Company or any of the Subsidiaries; or

(iii)         gives rise after Completion to a charge on any of the Sale Shares in or any of the assets of the Company or any of the Subsidiaries as a result of the death of any person within seven years of a transfer of value which occurred before Completion;

(g)          liability of the Company or any of the Subsidiaries to make a payment or repayment of a sum equivalent to, or calculated by reference to, another person's Tax liability where the liability of the Company or the Subsidiary arises under any indemnity, covenant, warranty, guarantee or election entered into or created on or before Completion and outside of the ordinary course of business of the relevant Company or Subsidiary;

(h)          Liability for Tax resulting from or by reference to any person being treated by the Company or any of the Subsidiaries on or before Completion as a consultant, contractor, self-employed or otherwise than as an employee proving to have been an employee of the Company or any of the Subsidiaries (as the case may be), or in respect of whom payments or benefits should have been (but were not) treated as subject to Pay As You Earn or other payroll tax system (whether in the UK, the Republic of Ireland or otherwise) and associated national insurance contributions (employees' or employer's) or social security contributions (in each case in the UK, the Republic of Ireland or otherwise), in either case during all or any part of that time;

(i)           Liability for Tax resulting from or by reference to any benefit-in-kind provided to any officer or employee of any Group Company prior to Completion;

(j)           payment, fine or penalty (including all applicable interest) that any Group Company is: (i) ordered by a competent court to pay; or (ii) agrees to pay under the terms of a legally binding deferred prosecution agreement (or equivalent); to any Tax Authority or other governmental authority as a result of a breach of sections 45(1) or 46(1) of the Criminal Finances Act 2017 by any Group Company in relation to any person, acting in the capacity of an Associated Person (as defined in section 44(4) of that Act) of a Group Company having before Completion committed:

(i)           a UK tax evasion facilitation offence under section 45(5) of that Act; or

(ii)          a foreign tax evasion facilitation offence under section 46(6) of that Act;

(k)          liability of the Buyer, the Company or any of the Subsidiaries for income tax [***]; and

(l)           reasonable costs and expenses and professional fees properly incurred by the Buyer, the Company and/or any of the Subsidiaries in connection with (i) any liability falling within paragraphs 2.1(a)to (k)above and in respect of which a successful claim is made by the Buyer under this Schedule or (ii) the making of any successful claim hereunder.

2.2         For the purposes of this Tax Covenant, in determining whether a charge on the Sale Shares in or any of the assets of the Company or any of the Subsidiaries arises at any time or whether there is a liability for inheritance tax, the fact that any Tax may be paid in instalments shall be disregarded and such Tax shall be treated for the purposes of this Tax Covenant as becoming due or to have become due and a charge as arising or having arisen on the date of the transfer of value or other date or Event on or in respect of which it becomes payable or arises.

2.3         The provisions of section 213 of IHTA 1984 (refund by instalments) shall be deemed not to apply to any liability for inheritance tax within this paragraph 2.

3.            Payment date

3.1         The due date for payment by the Warrantors for any liability to the Buyer in respect of any claim under paragraph 2 above shall be:

(a)          where the payment relates to a liability of the Company or any of the Subsidiaries to make an actual payment of Tax, the later of five Business Days prior to the last date on which that payment of Tax can be made without incurring a liability to any penalty or interest for late payment thereof and five Business Days after service of a notice on the Warrantors by the Buyer requesting the payment in question;

(b)          where the payment relates to the use or set off of a Buyer's Relief, the later of five Business Days prior to the last date on which, but for such use or set off, payment of the Tax in question could have been made without incurring a liability to any penalty or interest for late payment thereof and five Business Days after service of a notice on the Warrantors by the Buyer requesting the payment in question;

(c)          where the payment relates to the Loss of any Accounts Relief (falling within paragraph (b)(iii) of the definition of Liability for Tax), the later of five Business Days prior to the last date upon which the Tax is or would have been required to be paid to the relevant Tax Authority (which Tax would not have been required to be paid had the Loss not occurred) and five Business Days after service of a notice on the Warrantors by the Buyer requesting the payment in question; and

(d)          in any other case, the date falling five Business Days after the date of service of a notice of the liability in question on the Warrantors by the Buyer requesting the payment in question.

4.            Exclusions

4.1         The covenants contained in paragraph 2 above shall not apply, and the Warrantors shall not be liable in respect of any breach of the Tax Warranties, in respect of any Liability for Tax or other liability to the extent that:

(a)          provision or reserve (other than a provision for deferred tax) in respect of the liability in question is made in the Completion Accounts; or

(b)          it comprises of Tax resulting from or by reference to any Event occurring, or any receipts,  income, gains or profits earned, accrued or received by the Company or any of the Subsidiaries, in each case in the ordinary course of business between the Completion Accounts Date and Completion;

(c)          it arises or is increased as a result of:

(i)           any increase in the rates of Tax;

(ii)          any change in the law (including any imposition of Tax),

in each case coming into force after Completion, or

(iii)         the withdrawal after Completion of any extra-statutory concession previously made by a Tax Authority,

provided that in each of cases (i) to (iii) the increase, change or withdrawal is not targeted specifically at countering a Tax avoidance scheme or arrangement and provided further that this paragraph (c) shall not apply in respect of a claim pursuant to paragraph 2.1(c), paragraph 2.1(k) or any associated claim pursuant to paragraph 2.1(l); or

(d)          that liability would not have arisen but for a voluntary act or omission of the Buyer or a member of the Buyer Group (or any of its respective officers, employees or agents) after Completion outside the ordinary course of business and in circumstances where the Buyer knew (or ought reasonably to have known) such action or omission would give rise to the relevant liability; or

(e)          that liability has been discharged or made good without cost or loss to the Buyer, the Company or any of the Subsidiaries; or

(f)          it arises as a result of any change after Completion of the bases, methods or policies of accounting of the Company or any of the Subsidiaries (including a change in accounting reference date or the period in respect of which accounts are made up) save where such change is required to comply with generally accepted accounting standards or policies but only where the bases, methods or policies of accounting of the Company or the relevant Subsidiary did not comply with generally accepted accounting standards or policies at Completion; or

(g)          any Relief other than a Buyer's Relief:

(i)           is available so as to reduce or eliminate the liability in question; or

(ii)          would have been so available had it not been used after Completion so as to reduce or eliminate a liability for Tax for which the Warrantors are not liable under this Tax Covenant or under the Agreement;

(h)          the liability in question comprises interest or penalties and arises as a result of the Company or any of the Subsidiaries failing to submit the returns and computations required to be made by it or not submitting such returns and computations within the appropriate time limits or otherwise than on a proper basis, in each case after Completion in circumstances where the Buyer knew (or ought reasonably to have known) that such returns and computations were required to be made, provided that this paragraph (h) shall not apply in respect of a claim pursuant to, paragraph 2.1(k) or any associated claim pursuant to paragraph 2.1(l); or

(i)           any income, profits or gains to which the liability in question is attributable were not deemed income, profits or gains and were actually earned or received by or accrued to the Company or any of its Subsidiaries, but were not reflected in the Completion Accounts and should have been so reflected in accordance with the policies on and the date to which the Completion Accounts were prepared, and, had they been so reflected, would have caused an upwards adjustment to the Consideration; or

(j)           the liability in question comprises interest or penalties and arises or is increased as a result of the failure of the Buyer to comply with the provisions of paragraph 6 (Tax Authority Claims) of this Tax Covenant; or

(k)          the liability in question arises or is increased by reason of or in consequence of:-

(i)           any voluntary failure by the Buyer, the Company or any of the Subsidiaries after Completion to make any claim, disclaimer, election or surrender or give any notice or consent or do any other thing after Completion, the making, giving or doing of which was taken into account in the Completion Accounts (provided that the making of such claim, disclaimer, election or surrender or the giving of any such notice or consent or the doing of any other thing was lawfully possible); or

(ii)          the voluntary amendment after Completion of any claim, disclaimer, election, surrender, notice or consent made or given on or before Completion; or

4.2         For the purposes of paragraph 4.1(d) above, an act will not be regarded as voluntary if:

(a)          undertaken pursuant to a legally binding obligation entered into by the Company or any of the Subsidiaries before Completion; or

(b)          imposed on the Company or any of the Subsidiaries by any law whether coming into force before, on or after Completion; or

(c)          [***]; or

(d)          [***] it comprises a disclosure to Tax Authority made on the advice of the Buyer's tax advisers or its in-house Head of Tax after consultation with the Sellers' Representative and taking into account (but not being obliged to incorporate) the Sellers' Representative's reasonable comments; or

(e)          carried out in accordance with the terms of this Agreement or any other Transaction Document.

5.            Tax Returns

The Warrantors or the Sellers' Representative shall provide to the Buyer all reasonable information and assistance reasonably requested by the Buyer in relation to the preparation or review of any tax computations or tax filings of the Company or any of the Subsidiaries in relation to any accounting period (or part accounting period) falling before Completion.

5.1         Subject to paragraph 11 below, the Buyer will or will procure that the Company or the relevant Subsidiary will keep the Sellers' Representative fully informed of the Tax affairs of the Company and the Subsidiaries for any accounting period ended on or before Completion for which final agreement with the relevant Tax Authority of the amount of Tax due from the Company or any Subsidiary has not been reached as at Completion. The Buyer will not submit any substantive correspondence or submit or agree any return or computation for any such period to any Tax Authority without giving the Sellers' Representative a reasonable opportunity to comment and taking into account (provided that the Buyer shall not be required to incorporate) any reasonable representations made by the Sellers' Representative.

5.2         [***].

5.3         Subject to paragraph 11, other than in the circumstances of responding to any assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Tax Authority from which it appears to the Buyer that it, the Company or one of the Subsidiaries may be subject to a liability described in paragraph 2.1(k), as to which paragraph 6 below shall apply, the Buyer shall, and shall procure that neither the Company nor any of the Subsidiaries shall, make any disclosure to HMRC [***] other than where the Buyer, Company or the Subsidiary (as relevant) is both (i) required by law to do so and (ii) has obtained the the Warrantors' prior approval in writing in respect of the content of such disclosure, such approval not to be unreasonably withheld or delayed.

5.4         Subject to paragraph 11, the Buyer agrees to take, or procure that the Company or Subsidiary shall take, such reasonable action and give such reasonable information, access to records and assistance (in each case at the reasonable cost of the Warrantors) as the Warrantors may reasonably request in connection with any primary Tax liability of a Warrantor that arises, or may arise, [***].

5.5         Paragraph 6 shall take priority to the provisions of paragraph 5.2 above.

6.            Tax Authority Claims

6.1         Subject to paragraph 6.2 below, if the Buyer becomes aware of a Tax Authority Claim, the Buyer shall give notice in writing to the Warrantors as soon as is reasonably practicable and in any event in a case involving an assessment with a time limit for appeal at least 10 Business Days before the expiry of that time limit and in any other case within 14 Business Days of receipt or becoming aware of a Tax Authority Claim, provided always that the giving of such notice shall not be a condition precedent to the Warrantors’ liability under this Tax Covenant.

6.2         If the Warrantors become aware of a Tax Authority Claim, they shall notify the Buyer in writing as soon as reasonably practicable and in any event in a case involving an assessment with a time limit for appeal at least 10 Business Days before the expiry of that time limit and in any other case within 14 Business Days of receipt or becoming aware of a Tax Authority Claim, and, on receipt of such notice, the Buyer shall be deemed to have given the Warrantors notice of the Tax Authority Claim in accordance with the provisions of paragraph 6.1 above.

6.3         Subject to paragraph 11 and to paragraphs 6.4, 6.5, 6.7 and 6.8 below, and subject to the Warrantors indemnifying the Buyer and each Group Company to the Buyer’s reasonable satisfaction against all reasonable third party, costs, or expenses ("costs") properly incurred by the Buyer and/or any Group Company and any additional Liability for Tax the Buyer shall take and shall procure that each Group Company shall take such action as the Warrantors may reasonably request by notice in writing given to the Buyer to dispute, defend, appeal or compromise any Tax Authority Claim provided that:

(a)          neither the Buyer nor any Group Company shall be required to take any step requested by the Warrantors where:

(i)           the Warrantors would not have any liability under this Agreement for the Liability for Tax (or other liability) to which the Tax Authority Claim relates; or

(ii)          the Buyer reasonably considers that the amount of the Liability for Tax (or other liability) to which the Tax Authority Claim relates exceeds or is likely to be greater than three times the amount of the Excess Escrow Amount remaining after having deducted from it an amount equal to the aggregate amount of any and all prior liability of the Warrantors for any Business Warranty Claims and Tax Claims;

(b)          neither the Buyer nor any Group Company shall be required to take any step requested by the Warrantors which the Buyer or such Group Company reasonably considers would increase any past, present or future Tax liability of any member of the Buyer’s Tax Group;

(c)          neither the Buyer nor any Group Company shall be obliged to comply with any request of the Warrantors that involves taking any step to contest the Tax Authority Claim before any tribunal, court or appellate body (excluding the Tax Authority in question) unless Tax counsel of at least 10 years' call ("Counsel") instructed by the Warrantors (with the Buyer approving the instructions to Counsel, such approval not to be unreasonably withheld or delayed and being invited to any consultation with Counsel) at the sole expense of the Warrantors advises that there is a reasonable prospect that the appeal will succeed; and

(d)          the Warrantors shall not be entitled to require that conduct is delegated by any Group Company or the Buyer to them (or any of them) in respect of the Tax Authority Claim.

6.4         If:

(a)          the Warrantors do not request the Buyer to take any action under paragraph 6.3 above or fail to indemnify the Buyer and each Group Company to the Buyer’s reasonable satisfaction within a reasonable period of time (starting with the date of the notice given to the Warrantors) considering the nature of the Tax Authority Claim and the existence of any time limit for disputing, defending, resisting, appealing, compromising that Tax Authority Claim, and which period will not in any event exceed 20 Business Days or be less than 6 Business Days from the date of the notice given to the Warrantors under paragraph 6.1 above; or

(b)          either of the Warrantors (or any Group Company before Completion) has committed fraudulent conduct in respect of the Liability for Tax which is the subject matter of the Tax Authority Claim; or

(c)          any payment required to be made under the indemnity provided by the Warrantors under paragraph 6.3 is not made by the due date therefor under such indemnity,

the Buyer or the relevant Group Company (as the case may be) shall have the conduct of the Tax Authority Claim absolutely (without prejudice to the Buyer's rights under this Tax Covenant) and shall be free to pay or settle the Tax Authority Claim on such terms as it may in its absolute discretion consider fit.

6.5         If:

(a)          steps are taken or any insolvency proceedings are started on behalf of or against any of the Warrantors; or

(b)          either of the Warrantors is declared bankrupt or enters into an individual voluntary arrangement,

the Warrantors shall lose their rights under this paragraph 6 provided that [***], the Warrantors to whom this paragraph does not apply shall not lose their rights where they provide an additional indemnity to the Buyer and each Group Company to the Buyer’s reasonable satisfaction against all reasonable third party, costs, or expenses properly incurred by the Buyer and/or any Group Company and any additional Liability for Tax, in each case arising as a result of actions reasonably requested by the remaining Warrantors.

6.6         In circumstances where paragraph 6.3 has applied and subject to paragraphs 6.4, 6.5, 6.7, 6.8 and paragraph 11, the Buyer shall, and shall procure that each Group Company shall, keep the

Warrantors informed of all matters relating to a Tax Authority Claim notified to the Warrantors (including providing any information and/or copies of any documents in the control of any Group Company or the Buyer reasonably requested by the Warrantors or their duly authorised agents, provided that doing so does not cause any legal privilege to be lost or waived) and shall forward copies of all material correspondence received from a Tax Authority relating to the Tax Claim to the Warrantors no later than 10 Business Days after receipt thereof.

6.7         Notwithstanding any other provision in this paragraph 6 (but subject to paragraph 11), in the event that any Group Company is a party to any covenant, deed, indemnity, guarantee or other contract, entered into before Completion, which makes provision, for the conduct of the Tax Authority Claim in question (or a part of it) which provision in the Buyer’s reasonable opinion is or could be inconsistent with the terms of this paragraph 6 the terms of the covenant, deed, indemnity, guarantee or other contract as the case may be shall take priority over the terms of this paragraph 6, but such priority shall in no way prevent, limit or restrict the Buyer from making any claim against the Warrantors under or pursuant to this Agreement.

6.8         Neither the Buyer, nor any Group Company shall be subject to any claim by or liability to any of the Warrantors for non-compliance with any of the foregoing provisions of this paragraph 6 if the Buyer or the relevant Group Company has bona fide acted in accordance with the instructions of the Warrantors.

7.            Limitations on Seller's Liability

The provisions of Schedule 9 to the Agreement (Limitations on Liability) shall apply to this Tax Covenant to the extent stated to do so as if they were set out in full in this Tax Covenant.

8.            Claims against third parties

8.1         Where the Warrantors have made a payment under this Tax Covenant or under the Tax Warranties fully discharging their liability in respect of a Tax Claim, and the Company or any of the Subsidiaries or any member of the Buyer's Tax Group is or may become entitled to recover from any other person (including for the avoidance of doubt a Tax Authority, but excluding any member of the Buyer's Tax Group and any officer or employee or former officer or employee of any member of the Buyer's Tax Group, save to the extent that such employee or officer has given an indemnity for the liability in question in any share option agreement) any sum in respect of the matter to which such Tax Claim related, the Buyer shall notify the Warrantors of the entitlement as soon as reasonably practicable.

8.2         Subject to paragraph 11, the Buyer shall or shall procure that the Company or the relevant Subsidiary or member of the Buyer's Tax Group shall, if required by the Warrantors and subject to the Buyer, each relevant Group Company or relevant member of the Buyer's Tax Group being indemnified to the Buyer's reasonable satisfaction by the Warrantors against any reasonable third party costs and expenses properly incurred in recovering that amount, take, or procure that the relevant Group Company or relevant member of the Buyer's Tax Group takes, all reasonable steps to enforce that recovery against the person in question provided that the Buyer shall not be required to take or procure the taking of any action under this paragraph 8 that, in the Buyer's reasonable opinion, would be prejudicial to the business or commercial position or the Tax affairs of the Company, any Group Company, the Buyer or any member of the Buyer's Tax Group.

8.3         If a Group Company or any member of the Buyer's Tax Group recovers any amount referred to in paragraph 8.1, the Buyer shall account to the Warrantors (within 10 Business Days of such recovery) for the lesser of:

(a)          a proportion of the amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any reasonable third party costs and expenses incurred in recovering that amount (except to the extent that amount has already been made good by the Warrantors under the indemnity in this paragraph 8), being (i) the proportion of the Liability for Tax (or other liability) to which the Tax Claim in question related which was met by the Warrantors as against (ii) the  total Liability for Tax (or other liability) which would have been the subject of the Tax Claim were it not for the application of paragraph 2.2 of Schedule 9 to this Agreement; and

(b)          the amount paid by the Warrantors under paragraph 2 or pursuant to any Claim under the Tax Warranties in respect of the liability in question.

9.            Savings

9.1         If the Buyer becomes aware that a Relevant Amount (as defined in paragraph 9.2) has arisen or may arise, it shall notify the Warrantors as soon as practicable. In that case, or where the Warrantors otherwise believe that a Relevant Amount may exist, if the parties cannot agree on the quantum of the Relevant Amount, then the matter shall be referred to the auditors of the Company or the relevant Subsidiary for the time being whose opinion shall be final and binding (in the absence of clear or manifest error) on the parties for the purpose of this Tax Covenant.

9.2         A Relevant Amount shall be determined for the purposes of this paragraph as follows:-

(a)          if a provision for Tax (excluding deferred taxation) in the Completion Accounts is or proves to be an Overprovision, the amount of such Overprovision shall be a Relevant Amount;

(b)          if a repayment of Tax (or interest on overpaid Tax or repayment supplement) is received (whether by way of repayment or set off) which was not taken into account in the Completion Accounts, but which should have been taken into account under the policies and as at the date to which the Completion Accounts were prepared and would in such case have increased the Consideration,  and which relates to any income, profit or gains received on or prior to the Completion Accounts Date or any Event which occurred on or before the Completion Accounts Date or any period (or part period) falling prior to the Completion Accounts Date, then the amount of that repayment (together with any interest and/or repayment supplement) shall be a Relevant Amount; and

(c)          if a Liability for Tax which has resulted in the Warrantors having made full payment under this Tax Covenant or the Tax Warranties as a result of which the Warrantors have fully met the Liability for Tax and the Tax Claim gives rise to a Relief, or the entitlement to claim any Relief then the Buyer shall, where necessary, take such reasonable steps as are reasonably required (at the cost of the Warrantors) to utilise that Relief (but shall not be obliged to utilise that Relief in priority to any other Relief which may be available) and the amount of the actual Liability for Tax of the Company or relevant Subsidiary or a member of the Buyer's Tax Group which is eliminated or the amount by which it is reduced as a result of the utilisation of such Relief shall be a Relevant Amount.

9.3         Where a Relevant Amount has arisen as set out in paragraph 9.2, then:-

(a)          the Relevant Amount shall first be set off against any payment then due from the Warrantors under this Tax Covenant or for breach of the Tax Warranties;

(b)          to the extent there is an excess, a refund shall be made to the Warrantors of any previous payment or payments made by the Warrantors under this Tax Covenant or for breach of the Tax Warranties and not previously refunded under this paragraph up to the amount of such excess; and

(c)          to the extent that the excess referred to in paragraph 9.3(b) is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Warrantors under this Tax Covenant or for breach of the Tax Warranties.

10.          General

10.1       All payments made by the Warrantors to the Buyer in accordance with this Tax Covenant will be treated, if possible, as an adjustment to the Consideration.

10.2       The Buyer shall in its absolute discretion decide whether to make a claim under this Tax Covenant or the Tax Warranties or both.

11.          Warranty and Indemnity Insurance

11.1       The Buyer shall not be required to take (or fail to take), or to procure that any Buyer Group Company takes (or fails to take), any action under paragraphs 5, 6, 8 or 9 that:

(a)          is not permitted under either of the W&I Policies;

(b)          contradicts the instructions, requests or rights of either of the W&I Insurers; or

(c)          would or might vitiate either of the W&I Policies.

12.          Buyer's Covenant

12.1       Subject to paragraph 12.2 the Buyer covenants with the Warrantors to pay to the Warrantors an amount equal to any Liability for Tax of the Company or any of the Subsidiaries which is assessed on any member of the Warrantors as a result of the Company or any of the Subsidiaries failing to pay any Tax for which it is primarily liable, including all reasonable costs and expenses properly incurred by the Warrantors in connection therewith and any liability arising as a result of the failure of the Buyer or the Company or any of its Subsidiaries to apply an amount paid by the Warrantors to the Buyer under this Tax Covenant or in satisfaction of a claim for breach of the Tax Warranties to discharge a liability to which the amount relates.

12.2       Paragraph 12.1 shall not apply in respect of any Tax which gives rise to a liability for the Warrantors to make a payment to the Buyer under this Tax Covenant or the Agreement and which has not yet been paid.

12.3       Any payment which the Buyer is obliged to make pursuant to paragraph 12.1 shall be made on or before the date which is five Business Days before the Warrantors are obliged to pay the Tax in question in order to avoid interest or penalties.

12.4       Paragraph 6 shall apply to any claims under this paragraph 12 mutatis mutandis.

Schedule 9

Limitations on Liability

1.            Time limits

1.1         The Sellers, Warrantors and the Optionholder (as applicable) shall not be liable in respect of a Claim unless notice in writing of the Claim (summarising the nature of the Claim and the amount claimed in so far as then known to the Buyer) has been sent by or on behalf of the Buyer to the Sellers or Sellers' Representative (as applicable):

(a)          in respect of any Business Warranty Claim, within eighteen months of the Completion Date;

(b)          in respect of any Fundamental Warranty Claim, within thirty-six months of the Completion Date;

(c)          in respect of any Tax Claim [***], on or before the sixth anniversary of the Completion Date; and

(d)          [***].

1.2         Any Claim notified either under paragraph 1.1(a) or 1.1(b)of this Schedule which has been made against the Sellers, the Warrantors or the Optionholder (if it has not previously been settled, satisfied or withdrawn) shall be deemed to be withdrawn unless legal proceedings in respect of the Claim shall have been issued within nine months of the date of such notification, provided that in the case of any Claim:

(a)          based on a contingent liability, the period of nine months shall commence on the date on which that contingent liability becomes an actual liability; and

(b)          based on a liability to a third party, the period of nine months shall commence on the date on which such liability becomes due.

2.            Financial limits

2.1         The Warrantors shall not be liable in respect of any Business Warranty Claim unless:

(a)          the amount of the Business Warranty Claim exceeds £13,250 (but for this purpose two or more Business Warranty Claims arising from the same or a series of related circumstances shall be treated as a single Business Warranty Claim) (a "Qualifying Claim"); and

(b)          the aggregate amount of the liability for all Qualifying Claims shall exceed £130,000 in which case the Warrantors shall be liable for an amount equal to the whole amount and not only the excess.

2.2         The maximum aggregate liability of all of the Warrantors for any and all Business Warranty Claims and Tax Claims [***] shall not exceed the Excess Escrow Amount.

2.3         The maximum aggregate liability of each Seller and the Optionholder for any and all Fundamental Warranty Claims, and if relevant all Business Warranty Claims, [***] and Tax Claims, shall not exceed the aggregate amount of Consideration received or receivable by such Seller and Optionholder.

2.4         [***].

2.5         In respect of any Fundamental Claim, the Buyer's recourse shall be in the following order of priority:

(a)          first, against the coverage provided by the Acquinex Policy;

(b)          second, against any sum relating to the Excess Escrow Amount standing to the credit of the Escrow Account; and

(c)          third, to the extent the Fundamental Warranty Claim has not been fully recovered pursuant to paragraphs (a) and (b) above, from the Sellers and the Optionholder.

3.            General limitations

3.1         The Sellers and the Warrantors (as applicable) shall not be liable for any Claim (other than a Fundamental Warranty Claim or a Tax Claim, as to the latter of which the provisions of the Tax Covenant shall apply) if and to the extent that:

(a)          such Claim is directly attributable to a voluntary act or omission, transaction or arrangement carried out or effected on and/or after Completion by or at the request or with the written approval of the Buyer or any member of the Buyer Group (or their respective directors, employees or agents) where the Buyer is aware or should reasonably be aware that such act or omission would give rise to the relevant Claim, save that this paragraph (a) shall not apply where such act or omission was:

(i)           in the ordinary course of business of the Company as carried out at Completion; or

(ii)          pursuant to a legally binding obligation of any member of the Buyer Group entered into prior to the date of this Agreement or of any Group Company entered into on or prior to Completion; or

(iii)         pursuant to an obligation imposed by any law, regulation or requirement having the force of law; or

(iv)          at the written request or with the approval of the Sellers or any of them or in accordance with the terms of this Agreement;

(b)          such Claim is directly attributable to any voluntary act or omission made before Completion at the request of the Buyer;

(c)          a specific allowance, provision or reserve was made in the Accounts, Management Accounts or Completion Accounts in respect of the matter giving rise to the Claim;

(d)          the Claim is directly attributable to a change introduced or having effect after Completion in accounting policy or practice of the Buyer or any Group Company other than a change made to comply with generally accepted accounting standards in the United Kingdom;

(e)          any change in the accounting reference date of any Group Company made on and/or after Completion; and/or

(f)          the Claim is directly attributable to the coming into force of, or of any change in, any law after the date of this Agreement with retrospective effect.

4.            Insurance and recovery from third parties

4.1         If a member of the Buyer Group is entitled to bring a claim against any third party (whether by way of insurance, indemnification, payment, discount, credit, set-off, counterclaim or otherwise) in respect of any loss or damage giving rise to a Claim (other than a Tax Claim), the Buyer shall (subject at all times to paragraph 4.3 below) procure that reasonable steps are taken to enforce recovery.

4.2         If the Sellers or the Warrantors pay to the Buyer an amount in respect of any Claim (other than a Fundamental Warranty Claim or a Tax Claim) and any member of the Buyer Group recovers or receives a cash sum from a third party (including any Tax Authority) any amount in respect of any loss or damage suffered by reason of the circumstances giving rise to the Claim the Buyer shall repay to the Sellers or the Warrantors (as the case may be) an amount equal to the sum recovered from the third party, less any Tax payable thereon by the Buyer or a member of the Buyer Group (including the Target Group on or after Completion) and less any reasonable costs and expenses incurred by any member of the Buyer Group in obtaining that payment and in recovering that sum from the third party, or (if less) an amount equal to the payment by the Sellers or the Warrantors to the Buyer in respect of the Claim (in each case with any interest paid by such other person but less any tax chargeable on the Buyer or any member of the Buyer Group (including the Target Group on or after Completion) in respect of such interest).

4.3         The Buyer shall not be required to take (or fail to take), or to procure that any Buyer Group Company takes (or fails to take), any action under paragraphs 4.3, 5.4 and/or 6 that:

(a)          is not permitted under the Acquinex Policy or contradicts the instructions, requests or rights of Acquinex Limited; or

(b)          would or is reasonably likely to endanger the business or goodwill of, or any legal or litigation privilege enjoyed by, the Buyer or any member of the Buyer Group (including the Target Group on or after Completion) or that would or might vitiate the Acquinex Policy.

5.            Third party claims

5.1         The Buyer shall give written notice to the Sellers' Representative of any claim by any third party which in turn gives or may give rise to a Claim (other than a Tax Claim, as to which the terms of the Tax Covenant shall apply) (a "Third Party Claim") as soon as reasonably practicable after such Third Party Claim comes to the notice of the Buyer, specifying the nature of the potential liability, and so far as is practicable, the amount likely to be claimed in respect of it, and the Buyer concludes that it has or is reasonably likely to have such a Claim.  The giving of such notice shall not be a condition precedent to the Sellers' or Optionholder's liability for the Claim.

5.2         The Buyer shall keep the Sellers' Representative reasonably informed of the progress of the Third Party Claim and shall provide to the Sellers' Representative (at the Sellers' and Optionholder's expense) copies of any documents relating to the Third Party Claim as the Sellers' Representative may reasonably request, except to the extent that would amount to a waiver of legal professional privilege or a breach of any obligation of confidence binding on the Buyer or any other member of the Buyer Group.

5.3         The Buyer shall use reasonable endeavours to consult with the Sellers' Representative regarding the conduct of the Third Party Claim.

5.4         The Buyer shall have conduct of such Third Party Claim but, subject to paragraph 4.3, shall procure that the Company or any relevant member of the Buyer Group shall take such reasonable action as the Sellers or Optionholder (as applicable) shall reasonably require (at the expense of the Sellers and Optionholder (as applicable) to assess, avoid, dispute, resist, defend, compromise, mitigate or appeal against any Third Party Claim and the Buyer shall or shall procure that the relevant member of the Buyer Group shall act in accordance with such requirements.

5.5         Unless not to do so would, in the reasonable opinion of the Buyer, have a material adverse effect on the Target Group or in any way compromise or vitiate the Acquinex Policy, the Buyer shall not (and shall procure that each member of the Target Group shall not) accept or pay or compromise, or make any admission in respect of, any Third Party Claim without the prior written consent of the Sellers' Representative, such consent not to be unreasonably withheld or delayed.

5.6         Any failure by the Buyer to comply with its obligations in this paragraph 5 in relation to a Third Party Claim shall not relieve the Sellers from, or reduce their liability in respect of, any related Claim.

6.            Mitigation

6.1         Subject to paragraph 4.3, other than in respect of a Fundamental Warranty Claim or a Tax Claim, to which this paragraph 6 shall not apply, the Buyer shall, and shall procure that each member of the Buyer Group shall, take or procure the taking of such reasonable steps and action as are necessary to mitigate any loss, liability or damage which could reasonably be expected to give rise to or increase the amount of any Claim (including steps to prevent any contingent liability becoming an actual liability), and nothing in this Agreement shall derogate from any obligation of the Buyer (whether at common law or otherwise) to mitigate its losses.

7.            No double claims

7.1         The Buyer shall not be entitled to recover from the Sellers and the Optionholder (as applicable) more than once in respect of the same loss or damage, but this paragraph 7 shall not prevent a further claim where the loss or damage is increased as a result of facts of which the Buyer was not aware when making the earlier claim.

8.            No liability if loss is otherwise compensated

8.1         The Sellers and the Optionholder shall not be liable to the extent that the matter giving rise to the Claim is an amount for which any Group Company or any other member of the Buyer's Group has a right to make a recovery or to claim indemnity (or would have had such a right or been so entitled but for any change in law or the terms of its insurance after Completion) from any person other than the Sellers or the Optionholder whether under any provision of applicable law, insurance policy or otherwise howsoever.

8.2         In assessing any damages or other amounts recoverable for any Claim (other than a claim under the Tax Covenant) there shall be taken into account any corresponding savings by, or net benefit to, any member of the Buyer's Group.

9.            W&I Policies

9.1         The Buyer acknowledges and agrees that the aggregate liability of each Seller and the Optionholder shall not be increased as a result of the Buyer or any member of the Buyer's Group being unable to make recovery under the W&I Policies.

9.2         The Buyer shall procure that the W&I Policies contain a confirmation from the insurers that they agree not to exercise any right of subrogation acquired under or in connection with such policy against a Seller or Optionholder (as applicable) expect where the loss which is insured arises by reason of any fraud by or on behalf of that Seller or Optionholder (as applicable).

Schedule 10

Escrow Account

OMITTED FROM EXHIBIT 2.1 PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K.

Signatories:

EXECUTED as a DEED by CHARLES COOKE-HURLE in the presence of	/s/ Charles Cooke-Hurle Signature of Charles Cooke-Hurle
Joanne Cooke-Hurle Full Name (Witness) Whitehall Beaulieu Hants SO42 7YA Address	/s/ Joanne Cooke-Hurle Signature of Witness

I confirm I was physically

present at the time of signing

EXECUTED as a DEED by CHARLES COOKE-HURLE as attorney pursuant to a power of attorney dated 22 September 2020 for and on behalf of ANDREW KING in the presence of	/s/ Charles Cooke-Hurle Signature of Charles Cooke-Hurle as attorney for Andrew King
Joanne Cooke-Hurle Full Name (Witness) Whitehall Beaulieu Hants SO42 7YA Address	/s/ Joanne Cooke-Hurle Signature of Witness

I confirm I was physically

present at the time of signing

EXECUTED as a DEED by CHARLES COOKE-HURLE as attorney pursuant to a power of attorney dated 5 October 2020 for and on behalf of JULIET COLLIS in the presence of	/s/ Charles Cooke-Hurle Signature of Charles Cooke-Hurle as attorney for Juliet Collis
Joanne Cooke-Hurle Full Name (Witness) Whitehall Beaulieu Hants SO42 7YA Address	/s/ Joanne Cooke-Hurle Signature of Witness

I confirm I was physically

present at the time of signing

EXECUTED as a DEED by CHARLES COOKE-HURLE as attorney pursuant to a power of attorney dated 16 September 2020 for and on behalf of PAUL SEAN WILSON in the presence of	/s/ Charles Cooke-Hurle Signature of Charles Cooke-Hurle as attorney for Paul Sean Wilson
Joanne Cooke-Hurle Full Name (Witness) Whitehall Beaulieu Hants SO42 7YA Address	/s/ Joanne Cooke-Hurle Signature of Witness

I confirm I was physically

present at the time of signing

EXECUTED as a DEED by CHARLES COOKE-HURLE as attorney pursuant to a power of attorney dated 16 September 2020 for and on behalf of JOANNE COOKE-HURLE in the presence of	/s/ Charles Cooke-Hurle Signature of Charles Cooke-Hurle as attorney for Joanne Cooke-Hurle
Joanne Cooke-Hurle Full Name (Witness) Whitehall Beaulieu Hants SO42 7YA Address	/s/ Joanne Cooke-Hurle Signature of Witness

I confirm I was physically

present at the time of signing

EXECUTED as a DEED by CHARLES COOKE-HURLE as attorney pursuant to a power of attorney dated 22 September 2020 for and on behalf of HELEN WILSON in the presence of	/s/ Charles Cooke-Hurle Signature of Charles Cooke-Hurle as attorney for Helen Wilson
Joanne Cooke-Hurle Full Name (Witness) Whitehall Beaulieu Hants SO42 7YA Address	/s/ Joanne Cooke-Hurle Signature of Witness

I confirm I was physically

present at the time of signing

EXECUTED as a DEED by CHARLES COOKE-HURLE as attorney pursuant to a power of attorney dated 10 September 2020 for and on behalf of CLARE MCSTAY in the presence of	/s/ Charles Cooke-Hurle Signature of Charles Cooke-Hurle as attorney for Clare McStay
Joanne Cooke-Hurle Full Name (Witness) Whitehall Beaulieu Hants SO42 7YA Address	/s/ Joanne Cooke-Hurle Signature of Witness

I confirm I was physically

present at the time of signing

Charles Cooke-Hurle Signature of Charles Cooke-Hurle as attorney for Mary Thorne
EXECUTED as a DEED by CHARLES COOKE-HURLE as attorney pursuant to a power of attorney dated 9 September 2020 for and on behalf of MARY THORNE in the presence of	/s/ Charles Cooke-Hurle Signature of Charles Cooke-Hurle as attorney for Mary Thorne
Joanne Cooke-Hurle Full Name (Witness) Whitehall Beaulieu Hants SO42 7YA Address	/s/ Joanne Cooke-Hurle Signature of Witness

I confirm I was physically

present at the time of signing

EXECUTED as a DEED by CHARLES COOKE-HURLE as attorney pursuant to a power of attorney dated 10 September 2020 for and on behalf of TIM COOKE-HURLE in the presence of	/s/ Charles Cooke-Hurle Signature of Charles Cooke-Hurle as attorney for Tim Cooke-Hurle
Joanne Cooke-Hurle Full Name (Witness) Whitehall Beaulieu Hants SO42 7YA Address	…/s/ Joanne Cooke-Hurle Signature of Witness

I confirm I was physically

present at the time of signing

EXECUTED as a DEED by CHARLES COOKE-HURLE as attorney pursuant to a power of attorney dated 20 September 2020 for and on behalf of MATTHEW WHITTON in the presence of	/s/ Charles Cooke-Hurle Signature of Charles Cooke-Hurle as attorney for Matthew Whitton
Joanne Cooke-Hurle Full Name (Witness) Whitehall Beaulieu Hants SO42 7YA Address	/s/ Joanne Cooke-Hurle Signature of Witness

I confirm I was physically

present at the time of signing

EXECUTED as a DEED by WAYSIDE TECHNOLOGY UK HOLDINGS
LIMITED acting by a director in the presence of:

/s/ Dale Foster

Signature of director

Signature of witness: /s/ Amy Yost

Print name: Amy Yost………………………………………………………….

Address:

311 Kyle Road………………………………………………………………….

Crownsville, MD 21032………………………………………………………..

…………………………………………………………………………………...

Occupation: Channel Sales Manager

I confirm I was physically

present at the time of signing

EXECUTED as a DEED by WAYSIDE TECHNOLOGY GROUP, INC.
acting by a director in the presence of:

/s/ Dale Foster

Signature of director

Signature of witness: /s/ Amy Yost

Print name: Amy Yost………………………………………………………….

Address:

311 Kyle Road………………………………………………………………….

Crownsville, MD 21032………………………………………………………..

…………………………………………………………………………………...

Occupation: Channel Sales Manager

I confirm I was physically

present at the time of signing

DISCLOSURE LETTER

OMITTED FROM EXHIBIT 2.1 PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K.